EXECUTION COPY

EXHIBIT 10.36

LIMITED PARTNERSHIP AGREEMENT

OF

THOMAS HIGH PERFORMANCE GREEN FUND, L.P.

Dated as of December 18, 2007

(continued)

(continued)

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TABLE OF EXHIBITS

Page
FORM OF SUBSCRIPTION AGREEMENT	A

SCHEDULE OF PARTNERS	B

ILLUSTRATION OF MANAGEMENT FEES	C

FORM OF CONTRACT WITH AFFILIATES	D

LIMITED PARTNERSHIP AGREEMENT

OF

THOMAS HIGH PERFORMANCE GREEN FUND, L.P.

This LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of THOMAS HIGH PERFORMANCE GREEN FUND, L.P., a Delaware limited partnership (the “Partnership”), is dated as of December 18, 2007 (the “Formation Date”), by and among Thomas HPGF-GP, LLC, as the general partner of the Partnership (the “General Partner”), and each Person (as defined herein) admitted to the Partnership as a limited partner from time to time pursuant to this Agreement who is identified in the records of the Partnership as a limited partner of the Partnership (each such Person, a “Limited Partner”). The General Partner and the Limited Partners are hereinafter sometimes referred to collectively as the “Partners” and each of them individually as a “Partner”.

W I T N E S S E T H:

WHEREAS, the parties hereto desire to provide for the governance of the Partnership and to set forth in detail their respective rights and duties relating to the Partnership.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE I.

THE PARTNERSHIP

1.1 Formation. The Partners hereby agree to form a limited partnership under the Act pursuant to this Agreement and the Certificate of Limited Partnership (the “Certificate”) filed with the Secretary of State of the State of Delaware on the date hereof. The Partners, acting directly or through an attorney-in-fact, hereby authorize, or as applicable, ratify, the filing by the General Partner of the Certificate, and, in order to comply with all requirements of law for the continuation and operation of a limited partnership among the Partners pursuant to the laws of the State of Delaware and all other jurisdictions where the Partnership may elect to conduct its operations, hereby further authorize the General Partner on behalf of the Partnership from time to time to execute any amendment of the Certificate and any other appropriate documents, and take any other necessary or appropriate action in connection therewith, including the making and filing with the office of the Secretary of State of the State of Delaware of such amendments to the Certificate. A Partner may obtain a copy of the Certificate upon written request to the General Partner. Upon a Person’s execution of a counterpart signature page of this Agreement as a limited partner, which counterpart signature page is accepted by the Partnership, such Person will be admitted to the Partnership as a Limited Partner of the Partnership and will be shown as a Limited Partner on the books and records of the Partnership as of the effective date of such acceptance. Upon its execution of a counterpart signature page to this Agreement, Thomas HPGF-GP, LLC is hereby admitted as the general partner of the Partnership.

1.2 Name. The name of the Partnership shall be “Thomas High Performance Green Fund, L.P.” All business of the Partnership shall be conducted under such name and such name shall continue to be used at all times in connection with the Partnership’s business and affairs; provided that the General Partner may, without the consent of any other Partner, change the name of the Partnership from time to time by filing a certificate of amendment or amended and restated Certificate with the Secretary of State of the State of Delaware, in which event the General Partner shall notify the Partners of such name change promptly thereafter.

1.3 Principal Place of Business. The principal place of business of the Partnership shall be at c/o Thomas Properties Group, L.P., City National Plaza, 515 South Flower Street, Sixth Floor, Los Angeles, CA 90071, or such place or places as the General Partner may, from time to time, designate. The General Partner shall give notice to all of the Partners of any change in the Partnership’s principal place of business.

1.4 Purposes and Powers. Subject to the limitations set forth herein, the business and purposes of the Partnership shall be directly and indirectly to acquire, hold, maintain, operate, improve, develop, renovate, expand, originate, use, lease, finance, manage and dispose of Investments and to engage in any and all activities as are related or incidental to the foregoing, as determined by the General Partner in its sole discretion. The Partnership shall have the power to do anything and everything necessary, suitable or proper for the accomplishment of or in furtherance of any of the purposes set forth herein, and to do every other act or acts, thing or things, incidental or appurtenant to or arising from or connected with any of such purposes.

1.5 Registered Office and Agent. The registered office of the Partnership in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, or such other address within the United States as may be designated from time to time by the General Partner. The name and address of the registered agent for service of process on the Partnership in the State of Delaware shall be The Corporation Trust Company at the above address, or such other agent and address as may be designated from time to time by the General Partner.

1.6 Fiscal and Taxable Year. The fiscal year and taxable year of the Partnership shall be the calendar year (the “Fiscal Year”), unless such other taxable year is otherwise required by Section 706 of the Code.

1.7 Term. The Term of the Partnership commenced on the Formation Date and shall end on the earlier of (i) the seventh anniversary of the Final Closing Date, provided that the General Partner may extend the term of the Partnership for a one-year period, in the General Partner’s sole discretion, and an additional one-year period, with the approval of the Advisory Committee, to allow for the orderly liquidation and distribution of the Partnership’s assets, and (ii) the date that the Partnership is dissolved in accordance with the provisions of Article XIV hereof.

1.8 Filings. Upon the execution of this Agreement by the parties hereto, the General Partner shall do, and continue to do, all things as may be required or advisable to continue and maintain the Partnership as a limited partnership, qualified to do business in such jurisdictions as may be required, and to protect the limited liability of the Limited Partners in any jurisdiction in which the Partnership shall transact business.

ARTICLE II.

DEFINITIONS

The following defined terms used in this Agreement shall have the respective meanings specified below.

“Act” shall mean the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Adjusted Capital Account Deficit” shall mean, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and (i)(5) of the Regulations; and

(b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Advisory Committee” shall have the meaning set forth in Section 6.6(a) hereof.

“Affiliate” shall mean, with respect to any Person, any Person Controlling, Controlled by, or under common Control with, such Person.

“Agreement” shall mean this Limited Partnership Agreement of the Partnership, as the same may be amended from time to time.

“Annual Meeting” shall have the meaning set forth in Section 10.3 hereof.

“Annual Meeting Notice” shall have the meaning set forth in Section 10.3 hereof.

“Bankruptcy” shall mean, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law; provided that the same shall not have been vacated, set aside or stayed within such sixty-day period or (d) the entry against it of a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect. The term “Bankruptcy” as defined in this Agreement and used herein is intended, and shall be deemed to, supersede and replace the events of withdrawal described in Section 17-402(a)(4) and (5) of the Act.

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized by law to be closed.

“Capital Account” shall mean, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(a) To each Partner’s Capital Account there shall be credited the aggregate amount of such Partner’s Capital Contributions, such Partner’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Article IV hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any Partnership property distributed to such Partner.

(b) To each Partner’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Article IV hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

(c) If any Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(d) In determining the amount of any liability for purposes of determining Capital Account balances hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations, and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulations, the General Partner may make such modification if, and only if, it is not likely to have an adverse effect on the amounts distributable to any Partner pursuant to Article XIV hereof upon the dissolution of the Partnership.

“Capital Call” shall have the meaning set forth in Section 3.3(b) hereof.

“Capital Call Notice” shall have the meaning set forth in Section 3.3(b) hereof.

“Capital Commitment” shall have the meaning set forth in Section 3.2 hereof.

“Capital Contributions” shall have the meaning set forth in Section 3.3(a) hereof.

“Capital Default” shall mean any failure by a Partner to pay in full when due (after the expiration of any cure period) any Capital Contribution.

“Capital Event” shall mean, with respect to any Investment, (a) the sale, transfer, exchange, pledge, hypothecation, or other disposition of all or any portion of such Investment or interests in any entity which directly or indirectly holds such Investment, (b) the incurrence of any Indebtedness by the Partnership or by any entity which directly or indirectly holds such Investment and which is secured by such Investment or interests in any entity which directly or indirectly holds such Investment, other than any incurrence of Indebtedness the proceeds of which are used to acquire such Investment, (c) the refinancing of any Indebtedness allocated to such Investment, and (d) any similar transaction with respect to such Investment.

“Capital Interest” shall mean the General Partner’s Interest, if any, other than its Carried Interest.

“Carried Interest” shall mean the General Partner’s rights with respect to Carried Interest Distributions.

“Carried Interest Distributions” shall mean the amounts distributable to the General Partner pursuant to Sections 5.1(b)(iii)(B) and (iv)(B) hereof.

“Certificate” shall have the meaning set forth in Section 1.1 hereof.

“Closing” shall mean the Initial Closing and each Subsequent Closing.

“Closing Date” shall have the meaning set forth in Section 3.1(a) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person without the consent or approval of any other Person.

“Covered Persons” shall have the meaning set forth in Section 9.1(a) hereof.

“Cure Period” shall have the meaning set forth in Section 3.5(a) hereof.

“Damages” shall have the meaning set forth in Section 9.1(a) hereof.

“Debt Limit” shall have the meaning set forth in Section 8.1(b)(vi) hereof.

“Default Rate” shall have the meaning set forth in Section 3.5(a) hereof.

“Defaulting Partner” shall mean any Partner who has committed a Capital Default.

“Delaware Arbitration Act” shall have the meaning set forth in Section 12.1(b) hereof.

“Depreciation” shall mean, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of such property is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Designated Key Person” shall have the meaning set forth in Section 6.1(d) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA-Covered Partner” shall have the meaning set forth in Section 6.2(a) hereof.

“ERISA Notice” shall have the meaning set forth in Section 6.2 hereof.

“Estate Planning Affiliate” shall mean, with respect to any Person, each of the following: (a) any spouse or descendant or adopted child of such Person, spouse or descendant; (b) any spouse of any descendant of any individual or individuals referred to in clause (a) hereof; (c) any trust created for the benefit of any individual or individuals referred to in clauses (a) and (b) hereof; (d) any executor, trustee or administrator for any Persons referred to in clauses (a) through (c) hereof; (e) any partnership or limited liability company comprised solely of Persons referred to in clauses (a) through (d) hereof; provided that any Person identified in clause (d) hereof is acting in such capacity; (f) any foundation created by any of the foregoing Persons for charitable or eleemosynary purposes; and (g) any corporation, partnership or limited liability company (including, without limitation, any subsidiary or sub-subsidiary of any such corporation, partnership or limited liability company) which is owned and Controlled, directly or indirectly, solely by Persons referred to in clauses (a) through (g) hereof; provided that any Person identified in clause (d) hereof is acting in such capacity.

“Exclusivity Period” shall mean the period beginning on the Initial Closing Date and ending on the earlier of (a) the termination of the Investment Period and (b) the date on which all Capital Commitments have been drawn and/or committed or allocated (i) to specific Investments with respect to which the Partnership has entered into an acquisition agreement with an unaffiliated third party, or the Partnership and an unaffiliated third party co-venturer have entered into a limited liability company operating agreement or similar joint venture agreement for the acquisition, holding and development of a specific property or properties, or (ii) to the payment of Operating Expenses.

“Fair Market Value” shall mean, with respect to any Interest, the fair market value thereof as of the applicable date of determination, as determined in good faith by the General Partner. In making such determination, the General Partner shall assume that all of the assets of the Partnership will be sold on the applicable date of determination in a commercially reasonable manner and the proceeds of such sale, net of estimated closing costs, as reasonably determined by the General Partner, and all obligations of the Partnership (other than the redemption of any redeeming ERISA-Covered Partners), will be distributed to the Partners pursuant to this Agreement. If the applicable Partner (or, in the case of the determination of the Fair Market Value of the Interests of the General Partner and its Affiliates, Limited Partners holding more than 50% of the LP Percentage Interests) disagree(s) with the General Partner’s determination of the Fair Market Value of the applicable Interest, such Partner(s) shall negotiate in good faith to resolve such disagreement and if such Partners continue to disagree after negotiations are held, either side may request that an independent evaluator (who must be reasonably acceptable to the other party) be retained, whose valuation shall be final and binding on the Partnership and all the Partners.

“Final Closing Date” shall have the meaning set forth in Section 3.1(a) hereof.

“Fiscal Year” shall have the meaning set forth in Section 1.6 hereof.

“Follow-on Non-Development Investment” shall mean a non-development Investment which (i) in the good faith judgment of the General Partner, is appropriate or necessary for the Partnership to make for the purpose of preserving, protecting or enhancing an existing Investment, and (ii) either is adjacent to such existing Investment or is intended to ease or eliminate regulatory restrictions applicable to such existing Investment.

“Formation Date” shall have the meaning set forth in the introductory paragraph hereto.

“GP Authorized Representative” shall have the meaning set forth in Section 16.12(b) hereof.

“General Partner” shall have the meaning set forth in the introductory paragraph of this Agreement.

“General Partner For Cause Removal Event” shall have the meaning set forth in Section 12.1(a) hereof.

“General Partner Removal Notice” shall have the meaning set forth in Section 12.1(a) hereof.

“General Partner Removing Limited Partners” shall have the meaning set forth in Section 12.1(a) hereof.

“Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset at the time of such contribution, as agreed between the General Partner and such Partner;

(b) the Gross Asset Values of all Partnership assets may, in the sole discretion of the General Partner, be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (i) the acquisition of an additional Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an Interest; and (iii) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-l(b)(2)(ii)(g);

(c) the Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution, as determined by the General Partner; and

(d) the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-l(b)(2)(iv)(m) of the Treasury Regulations and Article IV hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent the General Partner determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Indebtedness” shall mean any indebtedness incurred by the Partnership or any Vehicle, including, but not limited to, any guarantees by the Partnership or any Vehicle of any indebtedness incurred by any Vehicle and any repurchase obligations of the Partnership or any Vehicle.

“Initial Closing” shall mean the first Closing at which Persons are admitted to the Partnership as Limited Partners.

“Initial Closing Date” shall mean the date on which the Initial Closing occurs.

“Interest” shall mean, with respect to any Partner, the interest of such Partner as a partner in the Partnership at any particular time, including the partner interest of such Partner and the rights and obligations of such Partner as provided in this Agreement and the Act.

“Interim Investments” shall mean each of the following, provided that, in each case, such obligations are payable in United States Dollars:

(a) domestic and Eurodollar certificates of deposit, time or demand deposits or bankers’ acceptances maturing within six months and one day from the date of acquisition and money market deposit accounts issued or offered by:

(i) any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia having combined capital, surplus and undivided profits (less any undivided losses) of not less than $500 million;

(ii) any branch located in the United States of a commercial bank organized under the laws of the United Kingdom or Canada having combined capital, surplus and undivided profits (less any undivided losses) of not less than $500 million or;

(iii) any domestic commercial bank the deposits of which are guaranteed by the Federal Deposit Insurance Corporation; provided that (A) the full amount of such Interim Investment are so guaranteed and (B) the aggregate amount of all Interim Investments under this clause does not exceed $500,000;

(b) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within six months and one day from the date of acquisition thereof;

(c) marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months and one day from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings generally obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.;

(d) commercial paper maturing no more than six months and one day from the date of acquisition, having a rating of A-1 (or the equivalent) or higher from Standard & Poor’s Corporation and P-1 (or the equivalent) or higher from Moody’s Investors Service, Inc.; and

(e) full collateralized repurchase agreements with a term of not more than 30 days for underlying securities of the type described in paragraphs (b) and (c) of this definition, entered into with any institution meeting the qualifications specified in subclauses (i) or (ii) of clause (a) of this definition.

“Invested Capital” shall have the meaning set forth in Section 6.1(f)(i) hereof.

“Investment” shall mean an investment by the Partnership in real estate or real estate-related assets consisting of office buildings, mixed-use properties that are primarily office buildings, and multi-family residential properties in the United States through the acquisition and renovation of existing properties and the development of new properties, provided that the Partnership shall use reasonable efforts to ensure that most of the properties acquired or renovated by the Partnership have a LEED certification with the intent to obtain a

“silver level” LEED certification and an Energy Star label or the substantial equivalent and; provided, further that the Partnership shall use reasonable efforts to achieve a higher LEED level to the extent consistent with the investment objectives and strategy of the Partnership.

“Investment Committee” shall mean the Investment Committee of the General Partner, as established from time to time.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended from time to time (or any corresponding provisions of succeeding law).

“Investment Period” shall mean the period beginning on the date that the Designated Key Person has been appointed as such by the General Partner as provided in Section 6.1(d) and ending on the earliest to occur of: (a) the second anniversary of the Final Closing Date; provided that such period may, in the sole discretion of the General Partner, be extended for up to an additional twelve (12) months if aggregate Capital Commitments exceed $250 million; and (b) the date of the removal of the General Partner by the Limited Partners in accordance with Section 12.1 or Section 12.2 hereof. Notwithstanding the foregoing, the Investment Period shall be suspended for any period as provided in Section 6.1(d) hereof.

“JAMS” shall mean Judicial Arbitration and Mediation Services.

“Key Person” shall have the meaning set forth in Section 6.1(d) hereof.

“Lien” shall mean any lien, pledge, hypothecation or other encumbrance.

“Limited Partner” shall have the meaning set forth in the introductory paragraph of this Agreement, each in its capacity as of limited partner of the Partnership. For purposes of the Act, the Limited Partners shall constitute a single class, group or series of limited partners.

“LP Authorized Representative” shall have the meaning set forth in Section 16.12(a) hereof.

“LP Percentage Interest” shall mean, with respect to each Limited Partner (not including any Limited Partner that is the General Partner, any officer, employee, member or owner thereof, or their respective Affiliates), a representation of such Limited Partner’s Interest as of the applicable date of determination, expressed as a percentage of all such Limited Partners’ Interests and based on relative aggregate Capital Contributions, provided that, if no Capital Contributions have been called from such Limited Partners, then the LP Percentage Interests of the Limited Partners shall be based on the relative Capital Commitments of such Limited Partners.

“Major Investment Decision” shall mean any decision to acquire or originate any Investment, any decision regarding a Capital Event with respect to any Investment and any other decision regarding the Partnership or any Investment which the General Partner determines should be made by the Investment Committee.

“Management Fee” shall have the meaning set forth in Section 6.1(f) hereof.

“Net Distributable Cash” shall mean all cash receipts from operations of the Partnership (including, without limitation, amounts released from Reserves) and from Capital Events, reduced by the portion thereof used to, in the sole discretion of the General Partner (a) pay principal or interest on any Indebtedness, (b) establish Reserves and (c) pay Operating Expenses and Organizational Expenses. Net Distributable Cash shall not be reduced by depreciation, amortization, cost recovery deductions or similar non-cash allowances and expenses.

“New Partner” shall have the meaning set forth in Section 3.3(c) hereof.

“Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(b)(1) of the Treasury Regulations.

“Notice of Returned Capital” shall have the meaning set forth in Section 3.3(c) hereof.

“Operating Expenses” shall have the meaning set forth in Section 7.1 hereof.

“Organizational Expenses” shall have the meaning set forth in Section 7.2 hereof.

“Over-Distribution” shall have the meaning set forth in Section 14.2 hereof.

“Partner” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Partner Nonrecourse Debt” shall have the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Partner Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations.

“Partnership” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Minimum Gain” shall have the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“Percentage Interest” shall mean, with respect to each Partner, a representation of such Partner’s Interest as of the applicable date of determination, expressed as a percentage of all Partners’ Interests and based on relative aggregate Capital Contributions.

“Person” shall mean any individual, partnership, joint venture, corporation, limited liability company, trust or other entity.

“Prime Rate” shall mean the rate of interest publicly announced from time to time by JP Morgan Chase in New York City as such bank’s prime reference rate.

“Profits” and “Losses” shall mean, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss;

(b) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

(c) if the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (b) or clause (d) of the definition of Gross Asset Value herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation herein; and

(f) notwithstanding any other provisions hereof, any items which are specially allocated pursuant to Article IV hereof shall not be taken into account in computing Profit or Losses.

“Qualified Organization” shall mean a qualified organization as defined in Section 514(c)(9)(C)(i)-(ii) of the Code.

“Redemption Date” shall have the meaning set forth in Section 6.3(a)(iii) hereof.

“Regulatory Allocations” shall have the meaning set forth in Section 4.3(e) hereof.

“Reserves” shall mean reserves established by the Partnership, in the sole discretion of the General Partner, for all expenses, debt payments, capital improvements, replacements and contingencies, including, but not limited to, loss and liquidity reserves, of the Partnership.

“Returned Capital” shall mean (a) the amount of any Subsequent Closing True-Up distributed to Partners in accordance with Section 3.3(c) hereof and (b) the amount of any Net Distributable Cash which represents the return of the Partnership’s invested capital in any Investment that has been disposed of or refinanced.

“Schedule of Partners” shall mean the Schedule of Partners of the Partnership, a copy of which is attached as Exhibit B hereto, as the same may be amended from time to time. The Partnership shall keep an up-to-date Schedule of Partners which shall include a statement of each Partner’s Percentage Interest and each Limited Partner’s LP Percentage Interest.

“Side Letter Partner” shall have the meaning set forth in Section 16.4 hereof.

“Side Letter” shall have the meaning set forth in Section 16.4 hereof.

“Subscription Agreement” shall mean an agreement whereby a Person subscribes to acquire a Limited Partner Interest in the Partnership, a copy of the form of which is attached hereto as Exhibit A, as the same may be amended, supplemented or replaced from time to time.

“Subscription Line Indebtedness” shall have the meaning set forth in Section 3.4(a) hereof.

“Subscription Line Lender” shall have the meaning set forth in Section 3.4(a) hereof.

“Subsequent Closing” shall mean a closing, subsequent to the Initial Closing, at which the Partnership accepts a subscription or subscriptions from one or more Limited Partners.

“Subsequent Closing Date” shall mean the date after the Initial Closing on which a Subsequent Closing occurs.

“Subsequent Closing Fee” shall have the meaning set forth in Section 3.3(c) hereof.

“Subsequent Closing True-Up” shall have the meaning set forth in Section 3.3(c) hereof.

“Successor General Partner” shall have the meaning set forth in Section 12.3(a) hereof.

“Term” shall have the meaning set forth in Section 1.7 hereof.

“TPG” shall mean Thomas Properties Group, Inc.

“Transfer” shall mean, as applicable, a sale, exchange, transfer, assignment, pledge, hypothecation or other disposition, whether voluntary or by operation of law of (a) all or any portion of an Interest (and the related Capital Commitment) or (b) all or any portion of a Partner’s obligations to make Capital Contributions pursuant to its Capital Commitment or its right to acquire an Interest in exchange therefor, in each case, either directly or indirectly, to another Person. When used as a verb, the term “Transfer” shall have a correlative meaning.

“Treasury Regulations” shall mean the final, temporary and proposed Income Tax Regulations promulgated under the Code, as the same may be amended from time to time (including corresponding provisions of succeeding regulations).

“UBTI” shall have the meaning set forth in Section 6.7 hereof.

“Uniform Commercial Code” shall mean, with respect to any Partner, the Uniform Commercial Code of the State of Delaware and the comparable laws of the jurisdiction of residence of such Partner.

“Valuation Plan” shall have the meaning set forth in Section 6.6(e) hereof.

“Vehicle” shall have the meaning set forth in Section 8.2 hereof.

ARTICLE III.

CAPITAL CONTRIBUTIONS

3.1 Closings; Acceptance of Subscriptions.

(a) Subscriptions for Limited Partner Interests submitted by Persons to the Partnership shall be accepted in the sole discretion of the General Partner at the Initial Closing and at one or more Subsequent Closings that may be held, in the sole discretion of the General Partner, at any time one (1) year after the Initial Closing Date. A Person shall be admitted as a Limited Partner upon (i) acceptance of such Person’s Subscription Agreement by the Partnership, and (ii) execution by or on behalf of such person of a counterpart signature page of this Agreement and acceptance thereof by the Partnership. The date on which the final Subsequent Closing occurs is referred to herein as the “Final Closing Date”. Subject to the foregoing, each Closing shall be held on such date as may be determined by the General Partner (each a “Closing Date”).

(b) Except as otherwise provided herein, no Person shall be admitted to the Partnership as a Limited Partner unless such Person has made a minimum Capital Commitment to the Partnership of at least $10 million; provided, however, that the General Partner, in its sole discretion, may waive this requirement with respect to the admission of one or more Limited Partners.

(c) The Partnership shall not accept any subscription for a Limited Partner Interest, whether from an existing Limited Partner or a New Partner, if the acceptance of such subscription would (i) occur subsequent to the Final Closing Date, (ii) cause the aggregate amount of Capital Commitments to exceed $500 million, without the approval of the Advisory Committee, (iii) cause a dissolution of the Partnership under the Act, (iv) cause the Partnership’s assets to be deemed to be “plan assets” for purposes of Section 4975 of the Code or ERISA, (v) result in the taxation of the Partnership at the entity level or (vi) violate, or cause the Partnership to violate, any applicable law or regulation, including any applicable federal or state securities laws. The Partnership may not issue, classify or accept any subscription for any Interest in the Partnership except as contemplated by this Agreement.

3.2 Capital Commitments. The General Partner and each Limited Partner has agreed to make Capital Contributions in the aggregate amount set forth as such Partner’s “Capital Commitment” in the Schedule of Partners attached hereto as Exhibit B (such Partner’s “Capital Commitment”) in whole or, from time to time, in part and at such times as the Partnership shall specify as provided herein.

3.3 Capital Contributions; Capital Calls.

(a) Payments made by a Partner to the Partnership with respect to such Partner’s Capital Commitment (such Partner’s “Capital Contributions”) shall be made in United States Dollars by wire transfer of immediately available funds to an account or accounts of the Partnership specified by the General Partner to the Limited Partners. Notwithstanding any other provision of this Agreement or the Subscription Agreements to the contrary, except as otherwise required by the Act or other applicable law, in no event shall any Limited Partner be required to make aggregate Capital Contributions in excess of such Limited Partner’s Capital Commitment; provided, however, that with respect to each Partner (i) in the event that any amount constituting a Subsequent Closing True-Up is received by such Partner pursuant to Section 3.3(c), such amount shall be deemed a reinstatement of undrawn Capital Commitments and be subject to future Capital Calls in accordance with the provisions of this Section 3.3 and (ii) in the event that any amount constituting Returned Capital is distributed to such Partner during the Investment Period, such amount may, in the sole discretion of the General Partner, be deemed a reinstatement of undrawn Capital Commitments and be subject to future Capital Calls in accordance with the provisions of this Section 3.3.

(b) From time to time after the start of the Investment Period, the General Partner will deliver written notices (each, a “Capital Call Notice”) to the Partners, each of which shall call for a Capital Contribution from each Partner’s undrawn Capital Commitments (a “Capital Call”) equal to such Partner’s share of the amount determined by the General Partner to be appropriate for the Partnership to: (i) make Investments; (ii) pay Management Fees; (iii) pay Operating Expenses and Organizational Expenses; (iv) establish Reserves; and (v) repay any Indebtedness. All Capital Calls shall, unless the circumstances require otherwise, be pro rata among the Partners based upon each Partner’s Capital Commitment in relation to the aggregate Capital Commitments of all the Partners. Notwithstanding the foregoing, Capital Calls may be made after the termination of the Investment Period (to the extent of any undrawn Capital Commitments), but only if such Capital Calls are required by the Partnership to (A) pay amounts owing or that come due under any Subscription Line Indebtedness; (B) complete the development or re-development of one or more Investments, provided that any Capital Calls for such purpose are made within two (2) years after the expiration of the Investment Period, which two-year period may be extended for an additional one-year period with the approval of at least 66 2/3% of the Advisory Committee and, upon the expiration of the Investment Period, the Partnership shall provide the Partners with a budget for the development and re-development of such Investments; (C) make Follow-on Non-Development Investments; provided that the aggregate amount of Capital Contributions which the Partnership may call following the Investment Period to fund Follow-on Non-Development Investments shall not exceed 10% of the aggregate amount of Capital Commitments; and (D) pay Operating Expenses (other than Indebtedness, except for clause (A) of this paragraph), including Management Fees. After the Investment Period, all Partners shall be released from any obligations in respect of their undrawn Capital Commitments except as set forth in this Section 3.3(b). The General Partner shall have the right in its sole discretion to terminate all or a portion of the unused Capital Commitments at any time prior to the end of the Investment Period if the General Partner determines that it is impractical for the General Partner to continue to seek out and make Investments consistent with the Partnership’s investment objectives.

(c) On each Subsequent Closing Date, the Partnership will require each Person subscribing for a Limited Partner Interest on such Subsequent Closing Date (a “New Partner”), and each Limited Partner that elects to increase its Capital Commitment on such Subsequent Closing Date, to contribute to the Partnership, in cash, an amount equal to the sum of (i) a percentage of such New Partner or Limited Partner’s Capital Commitment or increased Capital Commitment equal to the percentage of the Capital Commitments of the previously admitted Partners called through such Subsequent Closing Date (regardless of the purpose for which such calls have been made, but not including any Capital Contributions in the form of Contributed Properties) (the “Subsequent Closing True-Up”) and (ii) an amount, calculated like interest, on the aggregate amount of Capital Contributions which would have been required to be made by such New Partner or Limited Partner had such New Partner or Limited Partner subscribed for such New Partner’s Capital Commitment, or the increased amount of such Limited Partner’s Capital Commitment, on the Initial Closing Date, at an annual rate of nine percent (9%) (the “Subsequent Closing Fee”). The Subsequent Closing True-Up made by such New Partner or such Limited Partner shall be considered a Capital Contribution by such Partner made as of the date or dates that such Capital Contributions, or portions thereof, would have been made if such New Partner had been admitted to the Partnership, or such Limited Partner had made such increased Capital Commitment, on the Initial Closing Date and such New Partner’s or Limited Partner’s unfunded Capital Commitment shall be reduced by a like amount. No Subsequent Closing Fee paid by any New Partner or Limited Partner shall entitle such Partner to receive a Limited Partner Interest in exchange therefor or be considered a Capital Contribution by such New Partner for purposes of reducing such Partner’s unpaid Capital Commitment or otherwise. The Subsequent Closing True-Up made by each such New Partner or Limited Partner shall be used to pay the Management Fees due and payable with respect to such New Partner’s Capital Commitment or the increased Capital Commitment of an Existing Limited Partner, with the balance distributed to all of the Partners on a pro rata basis (based upon each Partner’s Capital Commitment in relation to the aggregate Capital Commitments of all Partners). The Subsequent Closing True-Up received by any Partner at a Subsequent Closing shall be deemed a return of Capital Contributions and a reinstatement of undrawn Capital Commitments and be subject to future Capital Calls in accordance with the provisions of this Section 3.3; provided that the General Partner delivers a written notice of returned capital (a “Notice of Returned Capital”) to each affected Partner; and no Partner will receive a distribution pursuant to Section 5.1(b) with respect to any such returned Capital Contributions. The Subsequent Closing Fee paid by each such New Partner or Limited Partner shall be distributed to previously admitted Partners on a pro rata basis (based upon each Partner’s Capital Commitment in relation to the aggregate Capital Commitments of all such Partners prior to the Subsequent Closing in respect of which the Subsequent Closing Fee is being paid), except that the portion of such Subsequent Closing Fee that relates to any Management Fee paid to the General Partner from the Subsequent

Closing True-Up shall be distributed to the General Partner. The distribution of such Subsequent Closing Fees will be effected outside the Partnership such that no Partner’s Capital Account will be affected thereby.

(d) Each Capital Call Notice shall provide a brief description of the Partnership’s proposed use of the funds requested in such notice and shall include a schedule setting forth, for each Partner, such Partner’s Capital Commitment, the aggregate amount of Capital Contributions payable by such Partner pursuant to such Capital Call Notice and the aggregate amount of Capital Contributions made to date by such Partner. Each Partner shall be required to make such Partner’s Capital Contributions in the amount stated in a Capital Call Notice on the date specified in the Capital Call Notice, which date shall not be earlier than ten (10) Business Days after the date such Capital Call Notice was delivered to the Limited Partners.

3.4 Partnership Borrowings; Pledge of Capital Commitments.

(a) The Partnership and any Vehicle may secure any Indebtedness with a pledge or assignment of all or any part of the Partnership’s and the General Partner’s right to call for and receive Capital Contributions. Any such Indebtedness which is so secured is referred to herein as “Subscription Line Indebtedness” and any provider of such Subscription Line Indebtedness to the Partnership or any Vehicle is referred to herein as a “Subscription Line Lender”. The Partnership shall not have outstanding at any one time more than one Subscription Line Indebtedness arrangement, and shall not pledge or assign all or any part of the Partnership’s and the General Partner’s right to call for and receive Capital Contributions to more than one Subscription Line Lender at any one time. To the extent that the Partnership has outstanding obligations under Subscription Line Indebtedness, each Partner shall be obligated to fund any remaining portion of its Capital Commitment; provided that (i) such obligation was outstanding during the Investment Period, (ii) the Partnership repays such obligation within nine (9) months after the first date on which such obligation was first outstanding and (iii) such obligation to fund shall not act as a waiver of any claim or defense that the Partner may have against any other Partner or the Partnership.

(b) In connection with any Subscription Line Indebtedness or other Partnership business, the General Partner, on behalf of the Partnership, may require each Limited Partner to execute (if applicable) and deliver to the General Partner the following documents:

(i) financial statements regarding such Limited Partner (but only to the extent that such financial statements are publicly available);

(ii) an investor letter in favor of the Subscription Line Lenders acknowledging the amount of such Limited Partner’s total Capital Commitment, unfunded Capital Commitment and funded Capital Contributions and that in the event of default under any Subscription Line Indebtedness, the Subscription Line Lenders may exercise the General Partner’s right to make a Capital Call to satisfy such default; provided that the aggregate amount called from such Limited Partner pursuant to such Capital Call does not exceed the unfunded Capital Commitment of such Limited Partner and that the aggregate amount called from all Partners pursuant to such Capital Call does not exceed the aggregate amount of outstanding Subscription Line Indebtedness; and

(iii) an opinion of counsel addressed to the Subscription Line Lender and the Partnership regarding the enforceability of the Subscription Agreement entered into by such Limited Partner.

Notwithstanding the foregoing, no such documentation shall be deemed to increase the amount for which a Limited Partner is obligated to the Partnership. Each Limited Partner covenants and agrees that such Limited Partner will not suffer to exist any Lien on such Limited Partner’s Interest without the prior written consent of the General Partner.

3.5 Remedies upon a Capital Default.

(a) Upon any Capital Default by a Defaulting Partner, the Partnership shall provide such Defaulting Partner with written notice thereof and a ten (10) Business Day period from the date of delivery of such notice within which to cure such Capital Default (the “Cure Period”) and, in the sole discretion of the General Partner, shall immediately have the right to declare that interest shall accrue on the outstanding unpaid balance of such requested Capital Contribution, from and including the date such payment was due until the earlier of the date of payment to the Partnership or, following the expiration of the Cure Period, the election by the Partnership to pursue the other remedies set forth in this Section, at a rate equal to the lesser of the rate of nine percent (9%) per annum over the Prime Rate and the maximum rate permitted by applicable law (the “Default Rate”). In the event that the Defaulting Partner has not cured the Capital Default prior to the expiration of the Cure Period, then, following the expiration of the Cure Period, the Partnership, in the sole discretion of the General Partner, shall have the right to take one or more of the following actions (including, but not limited to, all of the rights afforded to a secured party under the Uniform Commercial Code): (i) continue to charge interest at the Default Rate on the outstanding unpaid balance of such requested Capital Contribution until the date of payment to the Partnership, (ii) cause any distributions otherwise payable to the Defaulting Partner under this Agreement to be set off or withheld from such Defaulting Partner in accordance with Section 3.6 hereof, (iii) suspend all voting rights and rights to distributions, (iv) redeem up to thirty percent (30%) of the Interest then owned by the Defaulting Partner at a price equal to $1.00 which would result in corresponding pro rata increases to the Interests of the non-Defaulting Partners, (v) offer the Defaulting Partner’s Interest for sale to the other Partners at such price and on such terms determined by the Partnership in the reasonable discretion of the General Partner, subject to compliance with the Transfer provisions of this Agreement, and/or (vi) cause the Defaulting Partner’s Interest to be sold to a third party at such price and on such terms as may be determined by the Partnership in the reasonable discretion of the General Partner. The proceeds from the sale of a Defaulting Partner’s Interest under clauses (v) and (vi) above shall be used to fund the Capital Contribution requested from the Defaulting Partner and/or set off or withheld from such Defaulting Partner in accordance with Section 3.6 hereof and any remaining amounts may be used for any appropriate Partnership purpose, which purpose shall be determined by the Partnership in the sole discretion of the General Partner. A Defaulting Partner shall remain liable for the payment of Capital Contributions as the same are called under this Agreement and the Partnership may exercise the remedies set forth above for every subsequent Capital Default by the Defaulting Partner. The rights and remedies referred to in this Section shall be in addition to, and not in limitation of, any other rights available to the Partnership under this Agreement, the relevant Subscription Agreement or at law or in equity. The Partnership may proceed to collect from any Defaulting

Partner any amount due from such Defaulting Partner as and when due, as well as all costs and expenses of collection incurred by the Partnership (including reasonable fees and disbursements of legal counsel).

(b) Upon any Capital Default, the Partnership may deliver Capital Call Notices to the non-Defaulting Partners which shall call for a Capital Contribution from each non-Defaulting Partner equal to such non-Defaulting Partner’s pro rata share (based upon such non-Defaulting Partner’s Capital Commitment in relation to the aggregate Capital Commitments of all the non-Defaulting Partners) of the Capital Contribution which the Defaulting Partner(s) failed to make, provided that, no non-Defaulting Partner shall be required to make a Capital Contribution with respect to a Capital Default by a Defaulting Partner that is greater than twenty-five percent (25%) of such non-Defaulting Partner’s initial Capital Contribution with respect to such Capital Call. Each non-Defaulting Partner which shall have made an additional Capital Contribution as a result of a Capital Default by a Defaulting Partner shall have its Percentage Interest in the Partnership increased and the Defaulting Partner shall have its Percentage Interest in the Partnership decreased, so that each Partner’s Percentage Interest in the Partnership shall be based on the amount of Capital Contributions contributed by such Partner divided by the total Capital Contributions contributed to the Partnership by all Partners. A Capital Default by any Partner shall not relieve any other Partner of its obligation to make Capital Contributions to the Partnership. Any Capital Call made pursuant to this Section 3.5(b) shall not increase any non-Defaulting Partner’s Capital Commitment. Notwithstanding the foregoing, this Section 3.5(b) shall not be applied in a manner that is inconsistent with Section 3.5(a) hereof.

3.6 Set-off and Withholding of Certain Amounts. Notwithstanding anything to the contrary contained in this Agreement or the relevant Subscription Agreement(s), the Partnership may, in the General Partner’s sole discretion, set-off against or withhold from any distribution to any Partner pursuant to this Agreement any amounts due from such Partner to the Partnership pursuant to this Agreement and the relevant Subscription Agreement(s), to the extent not otherwise paid. Any amounts so set-off or withheld pursuant to this Section shall be applied by the Partnership to discharge the obligation in respect of which such amounts were withheld; provided, however, that with respect to any such obligation which serves as security for Subscription Line Indebtedness, the Partnership shall pay an amount equal to the amount to be set-off to the related Subscription Line Lender and such set-off shall only discharge such obligation to the extent that, and in connection therewith, such amount is paid by the Partnership to the related Subscription Line Lender. All amounts set-off or withheld pursuant to this Section with respect to any Partner shall be treated as amounts distributed to such Partner by the Partnership and paid to the Partnership by such Partner for all purposes under this Agreement. The Partnership shall give written notice of any such set-off or withholding to each Partner subject thereto within ten (10) Business Days after such set-off or withholding.

3.7 No Right to Redemption of Interests or Return of Capital Contributions. Except as provided in Section 6.3 hereof, no Partner shall have the right to withdraw from the Partnership or require that the Partnership redeem all or any portion of such Partner’s Interest. No Partner shall have a right to receive a return of its Capital Contributions or a dividend in respect of such Partner’s Interest from any specific assets of the Partnership. Each Partner waives any right which it may have to cause a partition of all or any part of the Partnership’s assets.

3.8 Uncertificated Interests. Interests shall be recorded in book-entry form and no Partner shall have the right to demand that the Partnership produce and/or deliver certificates representing such Interests. Without limiting the foregoing, the General Partner may produce and deliver certificates representing Interests if the General Partner, in its sole discretion, determines that such production and delivery would be in the best interests of the Partnership.

3.9 Limitation on Liability of Limited Partners. Except as otherwise required by this Agreement, the Act or other applicable law, the liability of each Limited Partner, in its capacity as such, shall be limited to the aggregate amount of such Limited Partner’s Capital Commitment and Subsequent Closing Fee payment obligation. Each Limited Partner, to the fullest extent permitted by applicable law, shall not have any fiduciary or other duty to the Partnership or any other Partner express or implied, except not to act in bad faith.

3.10 Interest. No Partner shall receive any interest on its Capital Contributions.

3.11 Negative Capital Accounts. At no time during the term of the Partnership or upon dissolution and liquidation thereof shall a Limited Partner with a negative balance in such Limited Partner’s Capital Account have any obligation to the Partnership or the other Partners to eliminate or restore such negative balance.

ARTICLE IV.

ALLOCATIONS OF PROFITS AND LOSSES

4.1 Losses. Except as otherwise provided in this Article, Losses of the Partnership for each Fiscal Year with respect to an Investment attributable to the General Partner’s Percentage Interest shall be allocated to the General Partner, and Losses of the Partnership for each Fiscal Year with respect to an Investment attributable to the Limited Partners’ Percentage Interests shall be allocated as follows:

(a) First, to each Partner in an amount equal to the excess of the amount of Profits previously allocated to such Partner pursuant to Sections 4.2(b),(c) and (d) hereof, in proportion to and in the inverse order to the order in which such Profits were allocated, over the amount of Losses previously allocated pursuant to this Section 4.1(a); and

(b) Second, to the Limited Partners, pro rata in accordance with their respective Percentage Interests.

4.2 Profits. Except as otherwise provided in this Article, Profits of the Partnership for each Fiscal Year with respect to an Investment attributable to the General Partner’s Percentage Interest shall be allocated to the General Partner, and Profits of the Partnership for each Fiscal Year with respect to an Investment attributable to the Limited Partners’ Percentage Interests shall be allocated as follows:

(a) First, to the Partners in an amount necessary to reverse all prior allocation of Losses pursuant to Section 4.1(b), in the same proportion and in the reverse order as such Losses were allocated;

(b) Second, to the Limited Partners, pro rata in accordance with their respective Percentage Interests, until each Limited Partner has been allocated an aggregate amount of Profits under this Section 4.2(b) equal to the aggregate amount of the Preferred Return distributed to such Partner pursuant to Section 5.1(b)(i) hereof;

(c) Third, 50% to the Limited Partners, pro rata based upon their respective Percentage Interests, and 50% to the General Partner, until the General Partner has been allocated 20% of the aggregate amounts allocated under subparagraph (b) above and this subparagraph (c); and

(d) Fourth, 80% to the Limited Partners, pro rata based upon their respective Percentage Interests, and 20% to the General Partner.

4.3 Special Allocations.

(a) Partnership Minimum Gain Chargeback. Notwithstanding anything contained in this Article to the contrary, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, except as otherwise permitted by Sections 1.704-2(f)(2), (3), (4) and (5) of the Treasury Regulations, items of Partnership income and gain for such Fiscal Year (and subsequent years, if necessary) in the order provided in Section 1.704-2(j)(2)(i) of the Treasury Regulations shall be allocated among all Partners whose shares of Partnership Minimum Gain decreased during that year in proportion to and to the extent of such Partner’s share of the net decrease in Partnership Minimum Gain during such year. The allocation contained in this Section 4.3(a) is intended to be a minimum gain chargeback within the meaning of Section 1.704-2 of the Treasury Regulations, and shall be interpreted consistently therewith.

(b) Partner Nonrecourse Debt Minimum Gain. Notwithstanding anything contained in this Article to the contrary, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain, except as provided in Section 1.704-2(i) of the Treasury Regulations, items of Partnership income and gain for such Fiscal Year (and subsequent years, if necessary) in the order provided in Section 1.704-2(j)(2)(ii) of the Treasury Regulations shall be allocated among all Partners whose share of Partner Nonrecourse Debt Minimum Gain decreased during that year in proportion to and to the extent of such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain during such year. This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2 of the Treasury Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. Notwithstanding any provisions of this Article to the contrary, in the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, items of Partnership income and gain (including gross income) shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible; provided that an allocation pursuant to this Section 4.3(c) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit. The allocation contained in this Section 4.3(c) is intended to be a “qualified income offset” within the meaning of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations, and shall be subject thereto.

(d) Ordering. Sections 4.3(a), (b) and (c) hereof shall be applied in the order provided in Section 1.704-2 of the Treasury Regulations.

(e) Curative Allocations. The allocations set forth in Sections 4.3(a), (b) and (c) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. Notwithstanding any other provisions of this Section 4.3 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other Profits, Losses, and items of income, gain, loss and deduction among the Partners so that to the extent possible, the net amount of such allocations of other Profits, Losses and other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

(f) Section 754 Election Adjustments. To the extent that the General Partner elects, in its sole discretion, to cause the Partnership to make an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or 743(b), pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), that is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(g) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be allocated in accordance with Section 4.1 hereof.

(h) Partner Nonrecourse Deductions. In accordance with Section 1.704-2(i)(1) of the Treasury Regulations, any item of Partnership loss or deduction which is attributable to Partner Nonrecourse Debt for which a Partner bears the economic risk of loss (such as a non-recourse loan made by a Partner to the Partnership or an otherwise non-recourse loan to the Partnership that has been guaranteed by a Partner) shall be allocated to that Partner to the extent of its economic risk of loss.

(i) Tax Allocations. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account to the fullest extent possible of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value. If the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (b) or (d) of the definition thereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partner. Allocations pursuant to this

Section 4.3(i) are solely for purposes of Federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Person’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(j) Varying Interests. If a Partner sells or exchanges its Interest or otherwise is admitted as a substituted Limited Partner, Profits and Losses shall be allocated between the Transferor and the Transferee by taking into account their varying Interests during the Fiscal Year in accordance with Code Section 706(d), using the interim closing of the books method or the daily proration method, as determined by the General Partner in its sole discretion. Notwithstanding any other provision of this Agreement to the contrary, as soon as practical after each Closing Date, Profits, Losses and items thereof shall be allocated among the Partners so as to cause the Capital Accounts of the Partners to be in the same ratio as the ratio of the Partners’ Percentage Interests.

(k) Tax Credits. Tax credits and tax credit recapture shall be allocated among the Partners pursuant to Section 1.704-1(b)(4)(ii) of the Treasury Regulations.

ARTICLE V.

DISTRIBUTIONS

5.1 Distributions. (a) Net Distributable Cash shall be distributed to the Partners in accordance with the provisions of this Section 5.1; provided, however, that with respect to the portion of any Net Distributable Cash which represents Returned Capital, the Partnership may, in the sole discretion of the General Partner, (i) during the Investment Period, reinvest such Returned Capital in other Investments or (ii) distribute such Returned Capital to the Partners; provided that to the extent that any amounts constituting Returned Capital are distributed to any Partner pursuant to this Section 5.1 during the Investment Period, such amounts may, in the sole discretion of the General Partner, be deemed a reinstatement of undrawn Capital Commitments and be subject to future Capital Calls in accordance with the provisions of Section 3.3; and provided further, that at the time that the Partnership distributes such Returned Capital to the Partners during the Investment Period, the General Partner delivers a Notice of Returned Capital to the Limited Partners in respect of such Returned Capital. If there is a change in the Percentage Interests of any of the Partners during any period in which Net Distributable Cash has been received by the Partnership, distributions shall be made to the Partners in a manner reasonably determined by the General Partner which takes into account the varying Percentage Interests of the Partners during such period, using the interim closing of the books method or the daily proration method, as determined by the General Partner in its sole discretion.

(b) Subject to the provisions of Section 5.1(c) hereof, distributions of Net Distributable Cash shall be calculated on an “investment-by-investment basis” and shall be allocated among the Partners in proportion to each Partner’s respective Percentage Interest and shall be distributed to the Partners on a quarterly basis, except that Net Distributable Cash attributable to Capital Events shall be distributed upon the realization of such Capital Event. With respect to each Investment, the full amount of Net Distributable Cash allocated to the General Partner or its Affiliates shall be distributed to the General Partner or such Affiliates.

The amount of Net Distributable Cash allocated to the Limited Partners who are not Affiliated with the General Partner shall be distributed in the following manner:

(i) First, 100% to the Limited Partner until it has received an amount equal to an annual rate of nine percent (9%), compounded annually, on such Limited Partner’s aggregate unreturned Capital Contributions allocable to such Investment;

(ii) Second, 100% to the Limited Partner pro rata until it has received an amount equal to the aggregate of such Limited Partner’s unreturned Capital Contributions allocated to such Investment plus such Limited Partner’s allocable share of all Management Fees and other expenses paid by the Partnership expenses that were paid from Partnership cash flow rather than from Capital Contributions;

(iii) Third, (A) 50% to the Limited Partner and (B) 50% to the General Partner, until the General Partner has received a cumulative distribution pursuant to this clause (B) equal to 20% of all distributions made pursuant to clause (i) and this clause (iii); and

(iv) Fourth, (A) 80% to the Limited Partner and (B) 20% to the General Partner.

(c) Notwithstanding the provisions of Section 5.1(b), prior to any distribution of Net Distributable Cash pursuant to Section 5.1(b), the General Partner may cause the Partnership to distribute to the General Partner an amount of Net Distributable Cash equal to the sum of any taxable income of the Partnership allocable to the General Partner with respect to the applicable Fiscal Year, after taking into account all tax losses allocable to the General Partner with respect to such Fiscal Year and any prior Fiscal Year (to the extent that such tax losses have not previously been applied against taxable income allocable to the General Partner with respect to such Fiscal Year or any prior Fiscal Year), multiplied by an assumed tax rate equal to the then maximum federal, state and local (as applicable) tax rates that could be applicable to the General Partner (or its partners) with respect to the character of taxable income allocated to the General Partner for which such distribution is to be made (whether taxable income classified for tax purposes as ordinary income, or taxable income classified for tax purposes as long term capital gains, as applicable). Distributions to the General Partner pursuant to this Section 5.1(c) shall be made only to the extent that the General Partner would not receive, for the applicable Fiscal Year, distributions pursuant to Section 5.1(b) in an amount at least equal to the amount described in this Section 5.1(c). Any amount distributed to the General Partner pursuant to this Section 5.1(c) shall be treated as an advance against future distributions to which the General Partner is entitled pursuant to Section 5.1(b). Notwithstanding the foregoing, the Partnership will not call capital to fund any or all of the distributions to which the General Partner is entitled pursuant to this Section 5.1(c). In the event that all such tax distributions and interest are not offset against subsequent distributions to the General Partners, the General Partner shall return such non-offset tax distributions upon liquidation of the Partnership for distribution pro rata to the Limited Partners.

(d) Pending distribution, funds held by the Partnership which are required to be distributed pursuant to this Section 5.1 shall be invested in Interim Investments, to the extent practicable, at the sole discretion of the General Partner.

(e) Any receipts or other revenues of the Partnership (excluding Capital Contributions) not included in Net Distributable Cash, including, without limitation, the net revenues from Interim Investments, may be applied by the General Partner to pay or reserve for the payment of Management Fees, Operating Expenses, Organizational Expenses and Indebtedness, to establish Reserves, or be distributed in accordance with the provisions of Section 5.1(b) hereof, in each case in the sole discretion of the General Partner.

(f) All distributions shall be made to the Partners in cash.

(g) Notwithstanding any provision of this Agreement to the contrary, neither the Partnership, nor the General Partner on behalf of the Partnership, shall make any distribution to any Partner if such distribution would violate the Act or other applicable law.

5.2 Amounts Withheld. The Partners shall be required, upon request by the Partnership, to fund their share of any applicable withholding taxes with respect to the Partnership. If the Partnership is required pursuant to the Code, the laws of any state, or any other provision of law, to withhold any amount from amounts otherwise distributable to any Partner, the Partnership shall withhold such amounts as shall be required by law and any amounts so withheld shall be deemed to have been distributed to such Partner under this Agreement. If any sums are withheld pursuant to this provision, the Partnership shall remit the sums so withheld to, and file the required forms with, the Internal Revenue Service and the appropriate authority of any such state or other applicable government agency. In the event of any claimed over-withholding, a Partner shall be limited to an action against the Internal Revenue Service, the appropriate authority of any such state, or other applicable government agency for refund and each Partner hereby waives any claim or right of action against the Partnership on account of such withholding. Furthermore, if the amounts required to be withheld exceed the amounts which would otherwise have been distributed to such Partner, such Partner shall contribute any deficiency to the Partnership within ten (10) Business Days after notice from the General Partner. If such deficiency is not contributed within such time, any non-contributed amounts shall be considered a demand loan from the Partnership to such Partner, with interest at a rate equal to the lesser of (a) the Prime Rate plus five percent (5%) (but in no event less than nine percent (9%)) and (b) the highest rate permitted by law, which interest shall be treated as an item of Partnership income, until discharged by such Partner by repayment. Such demand loan shall be repaid, without prejudice to other remedies at law or in equity that the Partnership may have, out of distributions to which the debtor Partner would otherwise subsequently be entitled under this Agreement.

ARTICLE VI.

MANAGEMENT

6.1 Management of the Partnership; Management Fees.

(a) In General. The management, operation and control of the Partnership and its business and the formulation of its investment policy shall be vested exclusively in the General Partner, subject to the terms and provisions of this Agreement. The General Partner shall, in its sole discretion, exercise all powers necessary and convenient for the purposes of the Partnership and all of the powers conferred by the Act on the general partner of a limited partnership, including the power to conduct the Partnership’s business as described in Section 1.4 hereof and the power to delegate to one or more Persons the power to perform any of the acts described above, but subject to the limitations and restrictions expressly set forth herein, including those enumerated in this Article. The General Partner shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Partnership. The General Partner shall use its best efforts to ensure that the Partnership is and continues throughout its term to be classified as a partnership (but not a publicly-traded partnership) for federal income tax purposes.

(b) Powers of the General Partner. Subject to the limitations and restrictions expressly set forth herein, the General Partner shall perform or cause to be performed all management and operational functions relating to the day-to-day business of the Partnership. Without limiting the generality of the foregoing, the General Partner is authorized on behalf of the Partnership to cause the Partnership to do the following (either directly or through the use of Vehicles):

(i) enter into the Subscription Agreements and the Side Letters, and exercise and perform the Partnership’s rights and obligations thereunder;

(ii) acquire, originate, hold, finance, manage and dispose of Investments;

(iii) pay, in accordance with the provisions of this Agreement, all expenses, debts and obligations of the Partnership to the extent that funds of the Partnership are available therefor;

(iv) make Interim Investments (which may be made through an agent) of cash reserves and other liquid assets of the Partnership prior to their use for Partnership purposes or distribution to the Partners;

(v) bring, compromise, settle and defend actions at law or in equity;

(vi) engage in any kind of activity and perform and carry out contracts of any kind necessary to, or in connection with, the accomplishment of the purposes of the Partnership;

(vii) enter into agreements and contracts with third parties in furtherance of the Partnership’s business, (including all documents and agreements as may be required in connection with the acquisition, management, development or disposition of Investments), including, but not limited to, one or more agreements with Affiliates of the General Partner to provide development, property management or leasing services with respect to the Investments of the Partnership, provided that no such agreement with an Affiliate of the General Partner shall provide for the payment of fees or other compensation in excess of the fees and compensation provided in Exhibit C hereto and such agreement shall not materially modify the form contract provided in Exhibit D hereto without the approval of the Advisory Committee in accordance with Section 6.6, and provided, further, that the General Partner shall provide an annual summary to the Advisory Committee of the fees received by the General Partner and its Affiliates pursuant to this paragraph and Section 6.6(c)(i) during each Fiscal Year;

(viii) maintain, at the expense of the Partnership, adequate records and accounts of all operations and expenditures;

(ix) purchase, at the expense of the Partnership, liability, casualty, fire and other insurance and bonds to protect the Partnership’s assets and business;

(x) purchase, at the expense of the Partnership, director and officer liability insurance to protect the General Partner, its members, managers, officers and employees, the Investment Committee members and the Advisory Committee members and their designees who serve on the Advisory Committee;

(xi) open accounts and deposit, maintain and withdraw funds in the name of the Partnership in any bank, savings and loan association, brokerage firm or other financial institution;

(xii) establish Reserves for contingencies and for any other proper Partnership purpose;

(xiii) retain, and dismiss from retainer, any and all Persons providing legal, accounting, engineering, brokerage, consulting, appraisal, investment advisory or management services to the Partnership, or such other agents as the General Partner deems necessary or desirable for the management and operation of the Partnership and the Investments;

(xiv) incur and pay all expenses and obligations incident to the operation and management of the Partnership, including, without limitation, the services referred to in paragraph (xiii) hereof, taxes, interest, travel, rent, insurance and supplies;

(xv) distribute funds to the Partners by way of cash or otherwise, all in accordance with the provisions of this Agreement;

(xvi) prepare and cause to be prepared reports, statements and other relevant information for distribution to Partners;

(xvii) prepare and file all necessary returns, reports and statements and pay all taxes, assessments and other impositions relating to the assets or operations of the Partnership;

(xviii) effect a dissolution of the Partnership as provided herein;

(xix) organize wholly-owned or partially-owned Vehicles as subsidiaries of the Partnership, including one or more Vehicles organized to operate as real estate investment trusts, and take all necessary actions to maintain the legal and tax status of such Vehicles;

(xx) cause the Partnership to be and remain organized in such a manner as to not be deemed to hold “plan assets” for purposes of ERISA, including by taking such actions described in Section 6.3;

(xxi) act for and on behalf of the Partnership in all matters incidental to the foregoing; and

(xxii) authorize any partner, officer or other agent of the General Partner to act for and on behalf of the Partnership in all matters incidental to the foregoing.

By executing this Agreement, each Limited Partner shall be deemed to have consented to any exercise by the General Partner of any of the foregoing powers or other powers of the General Partner contained in this Agreement.

(c) Investment Committee. The General Partner shall form and maintain an investment committee as a committee of the General Partner (the “Investment Committee”), which will make all Major Investment Decisions. The Investment Committee shall be comprised of certain Key Persons and other senior real estate professionals of the General Partner and its Affiliates appointed by the General Partner. The initial members of the Investment Committee are James A. Thomas, as chairman of the Investment Committee, John R. Sischo, Thomas S. Ricci, Diana M. Laing, and Randall L. Scott. All decisions of the Investment Committee shall be approved by a majority of the members of the Investment Committee.

(d) Key Persons; Suspension of the Investment Period. The following Persons (or their replacements who have been approved by Limited Partners holding a majority of the LP Percentage Interests) shall be deemed to be the Key Persons (each a “Key Person”) with respect to the Partnership: James A. Thomas, Thomas S. Ricci, Diana M. Laing and an individual to be appointed by the General Partner and approved by Limited Partners holding a majority of the LP Percentage Interests to serve as a Key Person (the “Designated Key Person”). In that event that (i) James A. Thomas, Thomas S. Ricci or Diana M. Laing (or their replacements approved as provided herein) fail during the Investment Period to remain on the Investment Committee, to remain actively involved in the Partnership and to devote a substantial amount of attention to the Partnership, or (ii) the Designated Key Person fails to devote substantially all of his or her business time to the Partnership during the Investment Period, then the Investment Period shall be suspended until such time as either such failure has been corrected by such Person or a replacement has been appointed by the General Partner and approved by Limited Partners holding a majority of the LP Percentage Interests. In addition, James A.

Thomas, Thomas S. Ricci and Diana M. Laing (or their replacements who have been approved as Key Persons by Limited Partners holding a majority of the LP Percentage Interests) shall, during the Term of the Partnership, devote the amount of time to the Partnership that is necessary for it to achieve its goals.

(e) Authority of the General Partner. Any person dealing with the Partnership or the General Partner may rely upon a certificate signed by the General Partner as to:

(i) the identity of the General Partner or any Limited Partner hereof;

(ii) the existence or non-existence of any fact or facts which either constitute a condition precedent to acts by a General Partner, or are in any other manner germane to the affairs of the Partnership;

(iii) the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Partnership; or

(iv) any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

(f) Management Fee. The Partnership shall pay to the General Partner, quarterly in arrears, a Management Fee for the performance of the services described above (the “Management Fee”). The Management Fee shall be paid with respect to each Limited Partner’s Capital Commitment during the Investment Period, and each Limited Partner’s Invested Capital (as defined below) after the Investment Period, as follows:

(i) During the Investment Period, the Management Fee shall be 1.5% per annum of each Limited Partner’s Capital Commitment. After the Investment Period, the Management Fee shall be 1.5% per annum of each Limited Partner’s aggregate Capital Commitments that have been invested and not returned as a distribution or written-off (“Invested Capital”). For this purpose, the Invested Capital with respect to any Investment shall also include any Capital Contributions that are reasonably assumed to be required for the development or redevelopment of an Investment at the time of acquisition of the property with respect to such Investment (which shall include an allocable share of a development fee for the General Partner or its Affiliates of four percent (4%) of total construction costs). The Management Fee shall be pro rated for any period less than a calendar quarter based on the number of days during such period. For purposes of calculating the Management Fee, the Capital Commitments of all Limited Partners shall be deemed to have been made as of the Initial Closing Date. Concurrently with the admission of any New Partner or any increase in the Capital Commitment of an existing Limited Partner after the Initial Closing Date, the Partnership shall pay to the General Partner an amount equal to the Management Fee that would have been payable prior to the date of such admission with respect to such New Partner’s Capital Commitment or the increased amount of such existing Limited Partner’s Capital Commitment had such Capital Commitment been made on the Initial Closing Date. Notwithstanding the foregoing, the Management Fee shall be waived with respect to any investment in the Partnership by the General Partner and its Affiliates. Exhibit C illustrates the application of the above Management Fees in relation to new construction.

(ii) To the extent that the General Partner, the Key Persons or their officers, directors, employees or Affiliates receive any origination, disposition, break-up fees, directors’ fees, consulting fees or similar fees in connection with the investment activities of the Partnership, the entire amount of such fees shall be allocated pro rata among the Limited Partners and applied to offset against and reduce the Management Fee otherwise payable to the General Partner for the quarter in which such fees are received or for any subsequent calendar quarter.

(g) Standard of Care of the Partners. The General Partner shall at all times act in good faith and in the best interests of the Partnership. In managing the affairs of the Partnership and in its dealings with the Limited Partners, the General Partner shall be subject to a standard of performance which includes: (i) a duty of loyalty, which requires the General Partner to carry out its responsibilities with loyalty, honesty, good faith, and fairness toward the Partnership and the Limited Partners, and (ii) a duty of care, which requires the General Partner to discharge its duties with the diligence, care and skill that an ordinarily prudent institutional real estate investment manager in a like position would exercise under similar circumstances. The General Partner shall not commit any act that would subject any Partner to liability in its capacity as a Partner in any jurisdiction in which the Partnership transacts business. To the fullest extent permitted by law, the Limited Partners shall not owe a fiduciary duty to the General Partner or to any other Limited Partner.

6.2 ERISA. The General Partner shall use its reasonable best efforts to cause the Partnership to be and remain organized in such a manner as to not be deemed to hold “plan assets” for purposes of ERISA. If at any time the General Partner reasonably believes that the assets of the Partnership are, or are about to become, “plan assets” for purposes of ERISA and, thus, subject to Title I of ERISA, the General Partner shall take such actions within its powers as the General Partner reasonably believes to be appropriate to preclude the assets of the Partnership from becoming “plan assets” under ERISA. If the General Partner reasonably determines that no such actions are reasonably available, the General Partner shall promptly notify all of the Partners of the potential change in “plan assets” status for the Partnership (the “ERISA Notice”) and shall take the following actions:

(a) The Partnership shall offer to each Partner that is subject to ERISA (an “ERISA-Covered Partner”) the opportunity to have such ERISA-Covered Partner’s Interest redeemed by the Partnership, to the extent permitted by applicable law, as follows:

(i) Any ERISA-Covered Partner which elects to have its Interest redeemed shall notify the Partnership to that effect within ten (10) Business Days after the date of the ERISA Notice.

(ii) The Partnership shall redeem the Interest of each such redeeming ERISA-Covered Partner for the Fair Market Value thereof as of the Redemption Date with cash, to the extent available, and a promissory note of the Partnership in respect of any remaining balance.

(iii) The Partnership shall set a date for the redemption of the Interest of each redeeming ERISA-Covered Partner (which date will be no later than thirty (30) days after the date of the ERISA Notice (the “Redemption Date”)). On the Redemption Date, the Partnership shall redeem the Interest of each redeeming ERISA-Covered Partner as set forth in (ii) above.

(iv) If all remaining ERISA-Covered Partners do not choose to be redeemed as aforesaid, and the percentage of the interests in the Partnership then held by ERISA-Covered Partners is twenty-five percent (25%) or more of the total amount of the interests in the Partnership then held by all Partners (other than the General Partner and its affiliates), the General Partner shall redeem the Interest of each remaining ERISA-Covered Partner in the manner set forth above, either pro rata (based upon each remaining ERISA-Covered Partner’s Capital Commitment in relation to the aggregate Capital Commitments of all remaining ERISA-Covered Partners) or on such other basis as may be required to cause the total value of the investment in the Partnership of ERISA-Covered Partners to be reduced below twenty-five percent (25%) of the total amount of the Interests then held by all Partners.

(v) Notwithstanding the foregoing, the Partnership shall not be required to sell any asset if such sale would not be in the best interest of the Partnership or the other Partners.

(vi) A Person shall cease to be a Partner upon the redemption of such Person’s entire Interest.

(b) From and after the date that any ERISA-Covered Partner withdraws from the Partnership or has its Interest redeemed as set forth above, the Partnership shall release such ERISA-Covered Partner from such Partner’s obligations (or that portion of such Partner’s obligations from which such Partner has been released in the event of a partial redemption) to make any further contributions to the Partnership; provided that, prior to such release, the Partnership may require that such Partner make a Capital Contribution to the Partnership in an amount appropriate to repay any Subscription Line Indebtedness which the Partnership is required to repay as a result of such redemption. The Partnership shall use commercially reasonable efforts to find other sources to repay such Subscription Line Indebtedness and to avoid requiring such Partner to make any such Capital Contribution.

6.3 Restrictions on the Partnership. Notwithstanding anything to the contrary contained in this Agreement, without the consent of all the Partners, the Partnership shall not:

(a) do any act in contravention of this Agreement or receive any rebate or give-up or participate in any reciprocal business arrangements which circumvent the provisions hereof;

(b) commingle the funds of the Partnership with those of any other Person;

(c) issue Interests or any other equity interests in the Partnership except in accordance with the express terms of this Agreement and the Subscription Agreements; or

(d) knowingly commit any act that would subject any Partner to liability in its capacity as a Partner in any jurisdiction in which the Partnership transacts business.

6.4 Participation by Limited Partners. Except as otherwise expressly provided herein, no Limited Partner, in its capacity as a Limited Partner, shall participate in the management of the business and affairs of the Partnership. No Limited Partner, in its capacity as a Limited Partner, shall have any right or power to sign for or to bind the Partnership in any manner or for any purpose whatsoever, or have any rights or powers with respect to the Partnership except those expressly granted to such Limited Partner by the terms of this Agreement or those conferred upon such Limited Partner by law, and no prior consent or approval of the Limited Partners shall be required in respect of any act or transaction to be taken by the General Partner on behalf of the Partnership unless otherwise provided in this Agreement.

6.5 Filing of Schedules, Reports, Etc. Each Partner agrees to reasonably cooperate with the Partnership in the filing of any schedule, report, certificate or other instrument required to be filed by the Partnership under the laws of the United States, any state or political subdivision thereof or any foreign nation or political subdivision thereof. In connection therewith, each Partner agrees to reasonably provide the Partnership with all information required to complete such filings.

6.6 Advisory Committee.

(a) After the Initial Closing Date, the Partnership shall establish and maintain an Advisory Committee (the “Advisory Committee”) selected by the General Partner from among Limited Partners which represent a majority-in-interest of the Limited Partners, who shall appoint individuals to represent their interests at all meetings of the Advisory Committee. At no time shall the total number of Advisory Committee members exceed seven members. None of the members of the Advisory Committee may be the General Partner or its Affiliates. The General Partner shall attend all meetings of the Advisory Committee; provided that the General Partner shall excuse itself from any meeting at the request of the Advisory Committee. The Advisory Committee shall meet as required pursuant to this Agreement, upon the request of two or more Advisory Committee members or upon the request of the General Partner, but not less frequently than semi-annually. Notwithstanding the foregoing, one such meeting of the Advisory Committee must coincide with the Annual Meeting of the Partners.

(b) If any Advisory Committee member shall resign or be removed, a successor may be appointed in accordance with subsection (a) above. Any Advisory Committee member representing a Limited Partner who becomes a Defaulting Partner shall automatically be deemed removed from the Advisory Committee during the pendency of such default. Advisory Committee meetings may be held in person or by telephone conference and any and all actions and decisions of the Advisory Committee may be taken and made by written consent in lieu of a meeting. Unless otherwise provided herein, any recommendation or approval to be made by the Advisory Committee shall require the approval of at least a majority of the Percentage Interests held by the Advisory Committee members. The Advisory Committee may establish such other rules of procedure as a majority of the Advisory Committee members shall agree. Neither the Advisory Committee nor any Advisory Committee member acting in such capacity shall have the power to bind or act for or on behalf of the Partnership in any manner. No fees shall be paid by the Partnership to the Advisory Committee members, but the Partnership shall bear all reasonable costs and expenses of the Advisory Committee members incurred in the performance of their responsibilities in their capacities as Advisory Committee members.

(c) The General Partner shall not take any of the following actions without first obtaining the approval of the Advisory Committee:

(i) cause the Partnership to extend the Term of the Partnership beyond the eighth anniversary of the Final Closing Date.

(ii) cause the Partnership or any Vehicle to engage the General Partner or any of its Affiliates to provide property management, development management, leasing or other services to the Partnership or to such Vehicle for fees or other compensation in excess of or in addition to those set forth in the Fee Schedule attached hereto as Exhibit C or cause the Partnership or any Vehicle to enter into such agreement for services which materially modifies the form contract as set forth in Exhibit D hereto;

(iii) cause the Partnership to enter into a transaction whereby the Partnership or any Vehicle acquires an Investment from or transfers an Investment to the General Partner, James A. Thomas, their respective Affiliates and any entities in which any of the foregoing own a direct or indirect interest.

(iv) cause the Partnership to transfer any Investment to any other investment fund or client account maintained by the General Partner or its Affiliates;

(v) cause the Partnership to invest more than twenty percent (20%) of the aggregate Capital Commitments in any single Investment other than as permitted by Section 8.1(b) hereof;

(vi) cause the Partnership to invest more than twenty percent (20%) of the aggregate Capital Commitments in multi-family residential properties;

(vii) cause the Partnership to invest more than ten percent (10%) of the aggregate Capital Commitments in unentitled land held for development;

(viii) cause the Partnership at any point in time to have more than forty percent (40%) of the aggregate Capital Commitments committed to ground-up development opportunities that have not been completed;

(ix) cause the Partnership to exceed the Debt Limit, provided, however, that, the Advisory Committee may approve exceptions to the Debt Limit as provided in Section 8.1(b) in any case in which the Debt Limit has been exceeded without the prior approval of the Advisory Committee; or

(x) cause the Partnership to enter into any agreement to settle any claim or litigation involving the General Partner or any of its Affiliates.

(d) The Advisory Committee may elect to have an audit of the operations of the Partnership made by such independent certified public accountant as it determines to select, including, in particular, but without limitation, an audit as to the costs and expenses charged or otherwise allocated to the Partnership by the General Partner or any of its Affiliates. Any such election may be made no more than once annually. Such audit is not to be a re-audit of the books and records of the Partnership as provided for in other provisions of this Agreement, but is a more detailed audit of such items as the Advisory Committee determines is appropriate. The costs of any such audit shall be borne by the Partnership unless such audit determines that the Partnership has been materially overcharged and/or over allocated costs and expenses by the General Partner and/or its Affiliates, in which event the costs of such audit shall be borne by the General Partner. The determination of materiality shall be made by the accountants making the audit. If such audit determines that there has been an overcharge and/or over allocation, then the General Partner shall, within fifteen (15) days after the delivery of the written report of such audit to the General Partner, repay or cause to be repaid, to the Partnership any such overcharge and/or over allocation.

(e) At least ninety (90) days prior to the beginning of each Fiscal Year, the General Partner shall present to the Advisory Committee for its approval a valuation plan (the “Valuation Plan”) for such Fiscal Year. The Valuation Plan shall include a recommendation by the General Partner as to the appropriate methods of valuation of each of the Partnership’s Investments in accordance with Real Estate Information Standards adopted by the National Council of Real Estate Investment Fiduciaries. The Valuation Plan may recommend independent appraisals, General Partner estimates or other reasonable methods of valuation.

(f) Unless otherwise waived by such Limited Partner, the General Partner shall provide each Limited Partner with no less than ten (10) Business Days’ prior written notice of each Advisory Committee meeting and will provide, together with such written notice, all necessary materials relating to the matters to be discussed including the following:

(i) a description of each matter to be considered by the Advisory Committee at such meeting;

(ii) the recommendation(s) of the General Partner and/or the Investment Committee with respect to each such matter and the argument(s) in support of such recommendation(s);

(iii) a summary of all relevant facts pertaining to each such matter;

(iv) the reasons for submitting each such matter to the Advisory Committee;

(v) an explanation of why each requested matter is in the best interests of the Limited Partners; and

(vi) a summary of any issues and/or risks that may adversely affect the Partnership as a result of taking any action recommended by the General Partner and/or the Investment Committee.

(g) The Advisory Committee may appoint independent legal counsel and financial advisors to assist it in its consideration of matters presented to it by the General Partner. The costs of any such appointment shall be borne by the Partnership.

6.7 UBTI Matters. In the event that one or more Limited Partners is a Qualified Organization immediately following the Final Closing Date, the Partnership may, in the discretion of the General Partner, seek to structure any or all of its Investments in a manner that the General Partner reasonably believes will minimize unrelated business taxable income (“UBTI”), as such term is used in Sections 512 through 514 of the Code, for Qualified Organizations to the extent commercially feasible and consistent with the Partnership’s overall investment and return objectives; provided, however, that neither this Section 6.8 nor anything else in this Agreement shall be interpreted as obligating the Partnership to refrain from entering into transactions (or structuring transactions in a manner) that may result in the recognition by a Qualified Organization of UBTI.

6.8 Listed Transactions. The General Partner shall not knowingly cause the Partnership, any Investor Vehicle, or any Vehicle, to engage directly or indirectly in a transaction that, as of the date the Partnership or such other entity enters into a binding contract to engage in such transaction, is a “listed transaction” as defined in Treasury Regulation §1.6011-4(b)(2), and will undertake reasonable due diligence to determine whether any such transaction is a listed transaction. If the General Partner reasonably determines that the Partnership or other entity has engaged directly or indirectly in a transaction that is a listed transaction or “reportable transaction” as defined in Treasury Regulation §1.6011-4(b)(1), it shall promptly notify the Limited Partners of such determination.

ARTICLE VII.

EXPENSES AND FEES

7.1 Operating Expenses. The General Partner shall bear the ordinary day-to-day expenses incidental to the administration of the General Partner including, without limitation, (i) all costs and expenses incurred by the General Partner which relate to office space, facilities, utility services, supplies and necessary administrative and clerical functions (including the preparation of all internal Partnership reports required hereunder) and (ii) compensation and benefits of all employees engaged in the Partnership’s and the General Partner’s business. The General Partner shall not bear or otherwise be charged with any third party costs or expenses of the Partnership’s or any Vehicle’s activities and operations (“Operating Expenses”), all of which shall be borne by or otherwise charged to the Partnership and such Vehicles, including, without limitation, (i) all expenses incurred in connection with identifying, evaluating, structuring, negotiating and closing any potential Investment (including unconsummated investments) and the acquisition, holding, operation, hedging, financing, monitoring, sale, proposed sale or valuation of any Investments; (ii) all litigation-related and indemnification expenses; and (iii) all ordinary administrative expenses of the Partnership, including fees of auditors, accountants, attorneys, engineers, appraisers and other professionals, the cost of Advisory Committee meetings and the cost of annual meetings, reports and tax returns to the Partners. To the extent that any Operating Expenses are paid by the General Partner or its Affiliates, such Operating Expenses shall be reimbursed by the Partnership.

7.2 Organizational Expenses. The Partnership shall bear and be charged with all third party costs and expenses pertaining to the organization of the Partnership, including, without limitation, legal and accounting expenses (but excluding any fees payable to any placement agent) (collectively the “Organizational Expenses”), up to a maximum of $750,000. To the extent that Organizational Expenses exceed $750,000, such Organizational Expenses shall be borne by the General Partner. The General Partner shall be responsible for the payment of any fees payable to any placement agent in connection with the sale of the Interests.

ARTICLE VIII.

INVESTMENTS

8.1 Investments.

(a) The assets of the Partnership, to the extent at any time not required for the payment of expenses or otherwise not necessary for the conduct of the Partnership’s business in accordance with this Agreement, shall be invested in such Investments as shall be approved by the Investment Committee, used to establish Reserves or invested in Interim Investments.

(b) The Partnership shall make Investments consistent with the following (in each case determined as of the time that the Partnership commits to make an Investment):

(i) Not more than twenty percent (20%) of the aggregate Capital Commitments may be invested in any single Investment unless (A) the Advisory Committee has approved the Partnership’s deviation from such restriction, or (B) prior to or contemporaneously with making such Investment, the Partnership has secured written commitments from one or more parties to finance and/or acquire syndicated interests in such Investment such that, following such financing or syndication, the Partnership would be in compliance with the above concentration limitation.

(ii) Not more than twenty percent (20%) of the aggregate Capital Commitments may be invested in multi-family residential properties.

(iii) Not more than ten percent (10%) of the aggregate Capital Commitments may be invested in unentitled land held for development; provided that the Partnership shall not invest in any unentitled land unless such unentitled land is acquired for impending development.

(iv) The Partnership shall use reasonable efforts to ensure that most of the properties underlying the Investments have a LEED certification with the intent to obtain a “silver level” LEED certification and an Energy Star label or the substantial equivalent and; provided, further that the Partnership shall use reasonable efforts to achieve a higher LEED level to the extent consistent with the investment objectives and strategy of the Partnership to acquire a “silver level” LEED certification and an Energy Star label or the substantial equivalent, and the Partnership shall use reasonable efforts to achieve a higher LEED level to the extent consistent with the investment objectives and strategy of the Partnership. For the avoidance of doubt, the Partnership may acquire Investments in which the underlying properties do not have, or intend to have, a “silver level” LEED certification or an Energy Star label; provided that the General Partner, in its sole discretion, determines that such Investments are consistent with the investment objectives and strategy of the Partnership; provided further that the General Partner shall promptly disclose to the Limited Partners any Investments acquired by the Partnership that do not have a “silver level” LEED certification or Energy Star label.

(v) The Partnership may not make any Investments: (A) prior to the start of the Investment Period; (B) during any suspension of the Investment Period pursuant to Section 6.1(d) hereof; or (C) following the Investment Period, other than the funding of Investments that were existing or subject to a binding commitment as of the end of the Investment Period.

(vi) The Partnership and any Vehicle may incur Indebtedness as deemed appropriate by the General Partner, provided that neither the Partnership nor any Vehicle may incur any Indebtedness if, as a result of incurring such Indebtedness, that aggregate outstanding amount of Indebtedness incurred by the Partnership would exceed seventy-five (75%) of the aggregate value of the Partnership’s Investments as determined by the General Partner at the time that the Partnership or any such Vehicle incurs such Indebtedness (the “Debt Limit”), provided, however, that, with the approval of the Advisory Committee, the Partnership may exceed the Debt Limit if the General Partner cures such non-compliance in a manner that it deems to be in the best interests of the Partnership within twelve (12) months after the date that the Partnership exceeded such Debt Limit, and provided, further, that Subscription Line Indebtedness shall not be included in calculating the Debt Limit to the extent that any outstanding Subscription Line Indebtedness is repaid within ninety (90) days of any such obligation. In the case of a Partnership asset which is not wholly-owned by the Partnership, including where one or more joint venture partners own an interest in such asset, only the Partnership’s proportionate interest in such asset shall be considered for purposes of calculating the Partnership’s compliance with the Debt Limit. For the purpose of calculating the Partnership’s compliance with the Debt Limit, “Indebtedness” shall mean the aggregate outstanding principal balance of all loans made to the Partnership or any Vehicle.

8.2 Vehicles. The Partnership may own Investments through corporations, limited liability companies, partnerships, real estate investment trusts or other entities, organized in the United States, substantially all of the interests in which are, directly or indirectly, owned by the Partnership, or in joint ventures and other co-ownership vehicles organized in the United States with third parties (any such entities through which the Partnership may own Investments, “Vehicles”).

8.3 Parallel Investment Vehicles. The General Partner may, in its sole discretion, establish parallel and/or feeder partnerships, real estate investment trusts, group trusts or other investment vehicles to address the tax, regulatory or other concerns of certain prospective investors in the Partnership, including members of the General Partner and their Affiliates, where the General Partner, in its sole discretion, determines that such arrangements will not have a material adverse effect on the Partnership and are reasonably expected to preserve in all material respects the overall economic relationship of the Partners and the investors in such parallel or feeder investment vehicles. The expenses associated with establishing and maintaining any such parallel or feeder investment vehicle will be borne on a pro rata basis (based upon capital commitments to such investment vehicle) by the investors therein (and shall not reduce such investors’ unfunded capital commitments to such vehicle or be treated as capital contributions thereto).

ARTICLE IX.

EXCULPATION AND INDEMNIFICATION

9.1 Exculpation and Indemnification. (a) To the fullest extent permitted by applicable law, none of the Advisory Committee members and their designees who represent them on the Advisory Committee, the Investment Committee members, the General Partner and partners, directors, officers, employees, Affiliates and other agents or the directors, officers, employees and agents of any Vehicle (collectively, the “Covered Persons”) shall be liable to the Partnership, any Vehicle or the Limited Partners for monetary damages for any losses, claims, damages or liabilities (“Damages”) resulting from any act or omission performed or omitted by such Covered Persons arising out of or in connection with this Agreement or the Partnership’s business or affairs, except to the extent that any such Damages are attributable to: (i) the bad faith of such Advisory Committee member or its designee on the Advisory Committee; (ii) the gross negligence, willful misconduct, or bad faith of, or material breach of this Agreement by, any other such Covered Person; or (iii) with respect to the General Partner, a breach by the General Partner of its standard of performance as set forth in Section 6.1(g).

(b) The Partnership shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Covered Person against any Damages to which such Covered Person may become subject in connection with any matter arising out of or in connection with this Agreement or the Partnership’s business or affairs, except to the extent that any such Damages are attributable to: (i) the bad faith of such Covered Person in the case of an Advisory Committee member or its designee on the Advisory Committee; (ii) the gross negligence, willful misconduct, or bad faith of, or material breach of this Agreement by, such Covered Person in the case of a Covered Person other than an Advisory Committee member or its designee on the Advisory Committee; or (iii) with respect to the General Partner, a breach by the General Partner of its standard of performance as set forth in Section 6.1(g). If a Covered Person becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or the Partnership’s business or affairs, the Partnership shall reimburse such Covered Person for its reasonable legal and other expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided that, such Covered Person shall provide the Partnership with an undertaking to promptly repay to the Partnership the amount of any such reimbursed expenses paid to it if it shall ultimately be determined by a court order of final adjudication that such Covered Person was not entitled to be indemnified by the Partnership in connection with such action, proceeding or investigation, and provided further that, no such reimbursement shall be provided to a Covered Person in any case involving an action, claim, proceeding or investigation brought or commenced by such Covered Person against the Partnership or involving an action, claim, proceeding or investigation brought or commenced by a Partner or the Partnership against such Covered Person. If for any reason (other than by reason of the exclusions from indemnification set forth above) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold it harmless, then the Partnership shall, to the fullest extent permitted by law, contribute to the amount paid or payable by such Covered Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by the Partnership on the one hand and such Covered Person on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

(c) No Limited Partner shall have any obligation to the Partnership or any other Partner to bring or join in any action against any Covered Person pursuant to Section 9.1(a) or (b) hereof. Nothing contained in this Section 9.1 shall be construed as any waiver of insurance claims or recoveries by the Partnership or any Covered Person.

(d) Each Partner covenants for itself, its successors, assigns, heirs and personal representatives that such Person will, at any time prior to or after the dissolution of the Partnership, on demand, whether before or after such Person’s withdrawal from the Partnership, pay to the Partnership or the General Partner any amount which the Partnership or the General Partner, as the case may be, pays in respect of taxes (including withholding taxes) imposed upon income of or distributions to such Partner, to the extent that such amounts have not been withheld from amounts otherwise distributable to such Partner.

(e) The obligations of the Partnership under Section 9.1(b) shall (i) be in addition to any liability which the Partnership may otherwise have and (ii) inure to the benefit of the Covered Persons and any successors, assigns, heirs and personal representatives of such Covered Persons. The General Partner shall cause the Partnership to purchase, at the Partnership’s expense, insurance to insure the Covered Persons against any Damages to which the Covered Persons may become subject in connection with any matter arising out of or in connection with this Agreement or the Partnership’s business or affairs, under this Agreement or applicable law.

9.2 Liability Insurance. (a) The Partnership shall acquire and maintain adequate liability insurance at Partnership expense with customary limits and deductibles covering the Advisory Committee members and their designees on the Advisory Committee and the other Covered Persons, to the extent the General Partner determines that the same is available on commercially reasonable terms. The Partnership shall not incur the cost of that portion of any insurance which insures any party against any liability the indemnification of which is herein prohibited. Any person entitled to indemnification from the Partnership hereunder shall first use its best efforts to seek recovery under any other indemnity or any insurance policies by which such person is indemnified or covered, but if such recovery or advancement is not promptly forthcoming, the Partnership shall provide the indemnification and shall be subrogated to the right of the indemnified party to recover from such other sources.

(b) The General Partner shall maintain a fidelity bond (or insurance policies providing equivalent coverage) of not less than $5,000,000 covering all employees or agents of the General Partner handling assets of the Partnership.

ARTICLE X.

BOOKS, MEETINGS AND RECORDS

10.1 Books and Accounts. Complete and accurate books and accounts shall be kept and maintained for the Partnership at the principal place of business of the Partnership, as determined by the General Partner. Each Partner shall at all reasonable times have access to, and may inspect and make copies of, such books and accounts. Funds of the Partnership shall be deposited in the name of the Partnership in such bank or other account or accounts as the General Partner may designate and withdrawals therefrom shall be made upon such signature or signatures on behalf of the Partnership as the General Partner may designate.

10.2 Reports to Partners.

(a) The General Partner shall cause to be prepared, in accordance with U.S. generally accepted accounting principles, and delivered to each Partner: (i) on or before the thirtieth (30th) day after the end of each quarter of each Fiscal Year, an unaudited quarterly financial report for such quarter for the Partnership and descriptive investment information for each Investment, (ii) on or before the ninetieth (90th) day after the end of each Fiscal Year, annual financial statements for such fiscal year audited by a firm of independent certified public accountants, together with a summary of all transactions between the Partnership and the General Partner and its Affiliates, which summary shall include any fees paid in connection with such transactions, and a summary of all legal and regulatory proceedings and settlements involving the Partnership, and (iii) on or before the ninetieth (90th) day after the end of each Fiscal Year, a Schedule K-1 regarding the respective Limited Partner’s investment in the Partnership, copies of the Partnership’s information returns and such other information about the Partnership as may be required to enable each Partner to properly complete its federal income tax return, any income tax return of any state and any other reporting or filing requirement imposed by any governmental agency or authority for such fiscal year.

(b) The General Partner shall determine the value of the Partnership’s Investments in accordance with the Valuation Plan. Within ninety (90) days after the end of each Fiscal Year or such other date as set forth in the Valuation Plan, the General Partner shall provide a report to the Limited Partners as to the valuation of the Partnership’s Investments.

(c) The General Partner shall be the “tax matters partner,” as such term is defined in Section 6231(a)(7) of the Code.

(d) Promptly following the admission of any additional Person to the Partnership as a Limited Partner pursuant to the terms of this Agreement, the General Partner shall distribute an updated Schedule of Partners to each Partner.

10.3 Annual Meeting. An annual meeting of the Partners (an “Annual Meeting”) shall be held in each year beginning in calendar year 2008, on a date and at the time set by the General Partner. The General Partner shall call an Annual Meeting by delivering written notice of an Annual Meeting to the Partners (the “Annual Meeting Notice”). The Annual

Meeting Notice shall state the location, date and time of the Annual Meeting and shall describe the specific actions to be taken or matters to be addressed at the Annual Meeting.

ARTICLE XI.

TRANSFERABILITY OF A PARTNER’S INTEREST

11.1 Restrictions on Transfer. No Limited Partner shall Transfer all or any part of its Interest without the consent of the General Partner. The General Partner shall consent to a Transfer of all or a portion of a Limited Partner’s Interest and the admission of the Transferee of such Interest as a Limited Partner if the following requirements are satisfied:

(a) The Transferee executes and delivers to the General Partner the following documents:

(i) an instrument, in form and substance satisfactory to the General Partner in its sole discretion, pursuant to which the Transferee agrees to be bound by the terms of this Agreement;

(ii) executed copies of all instruments and agreements required to be delivered by a Limited Partner to the General Partner pursuant to Section 3.4(b); and

(iii) such additional instruments and documents, in form and substance satisfactory to the General Partner in its sole discretion, as shall be reasonably required by the General Partner (including opinions of counsel with respect to matters set forth in Section 11.1(b)).

(b) Such Transfer would not:

(i) result, directly or indirectly, in the termination of the Partnership for federal income tax purposes;

(ii) result in the violation of the Securities Act of 1933, as amended, or any other applicable federal or state laws or order of any court having jurisdiction over the Partnership;

(iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any instrument or agreement to which the Partnership or any Vehicle is a party or to which the Partnership’s or any Vehicle’s assets are subject;

(iv) result in the imposition or creation of any encumbrance upon or with respect to any of the assets of the Partnership or any Vehicle;

(v) result in or create a “prohibited transaction” or cause the Partnership or a Partner or an Affiliate of a Partner to be or become a “party in interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in

Section 4975 of the Code) with respect to any “plan” (as defined in Section 3(3) of ERISA and/or Section 4975 of the Code) or result in or cause the Partnership or any Partner or any Affiliate of a Partner to be liable for tax under Chapter 42 of the Code or otherwise cause any such Person to incur tax liabilities;

(vi) result in the Partnership’s assets being deemed “plan assets” for the purposes of Section 4975 of the Code or ERISA;

(vii) be a Transfer to an individual who is not legally competent or who has not achieved his or her majority under the law of the State (excluding trusts for the benefit of minors);

(viii) cause a substantial risk, in the opinion of the Partnership’s counsel, that the classification of the Partnership as a partnership for purposes of the Code could be adversely affected;

(ix) result in a reassessment for local real estate tax purposes of any real property in which the Partnership has an interest, directly or indirectly; or

(x) result in the Partnership being subject to regulation under the Investment Company Act.

(c) The Transferee:

(i) in the reasonable opinion of the General Partner, has sufficient liquid assets to satisfy any unfunded Capital Commitment of the transferor;

(ii) is acquiring the Interest solely for the purpose of investment;

(iii) in the reasonable opinion of the General Partner, is not a competitor of the General Partner and will not be unduly disruptive in the management or conduct of the business affairs of the Partnership; and

(iv) meets the investment and suitability requirements established by the General Partner for investment in the Partnership.

(d) The Transferor or Transferee pays to the Partnership any and all costs incurred and to be incurred by the Partnership as a result of such Transfer (exclusive of indirect costs or consequential damages).

(e) The Transferor shall use reasonable efforts to ensure that any Interests it Transfers to any new Partner(s) are in large blocks, so as to minimize the number of new Partner(s) and maintain the integrity of the existing Partnership.

11.2 Prohibition on Transfers of General Partner Interests. The General Partner, TPG and any Limited Partner which is an Affiliate of the General Partner shall not have the right to Transfer all or any portion of their direct or indirect Interest (or their respective interests in any co-investment) other than to their Affiliates, except after the termination of the

Investment Period and with the approval of Limited Partners holding at least seventy-five percent (75%) or more of the LP Percentage Interests; provided that this Section 11.2 shall not apply to TPG with respect to Transfers by TPG to its Estate Planning Affiliates or employees. All such approved Transfers shall also be subject to the provisions of Section 11.1. If the General Partner, TPG or any Limited Partner which is an Affiliate of the General Partner makes a Transfer in violation of Section 11.1 or prior to the termination of the Investment Period and without obtaining the approval of Limited Partners holding at least seventy-five percent (75%) or more of the LP Percentage Interests or if the General Partner, TPG or any Limited Partner which is an Affiliate of the General Partner dissolves, or withdraws from the Partnership, prior to the expiration of the term of the Partnership without the approval of Limited Partners holding at least seventy-five percent (75%) or more of the LP Percentage Interests, such Transfer, dissolution or withdrawal shall, to the fullest extent permitted by law, be void ab initio and the Transferee and dissolved or withdrawing General Partner, TPG or Limited Partner which is an Affiliate of the General Partner as applicable shall be jointly and severally liable to the Partnership and the other Partners for such direct Damages as any of them may sustain as a result of such Transfer, dissolution or withdrawal. The removal of the General Partner pursuant to Article XII shall not be considered a withdrawal for the purposes of this Section 11.2.

11.3 Transfers of Limited Partner Interests. If a Limited Partner (a) makes a Transfer in violation of Section 11.1, or (b) dissolves or withdraws from the Partnership prior to the expiration of the Term of the Partnership, in either case without the consent of the General Partner, such Transfer, dissolution or withdrawal shall be void to the fullest extent permitted by law, and the Transferor or dissolved or withdrawing Limited Partner shall be liable to the Partnership and the other Partners for such damages as any of them may sustain as a result of such Transfer, dissolution or withdrawal.

11.4 Substituted Partners. The General Partner is authorized to execute appropriate instruments evidencing the admission of a Transferee of an Interest which is admitted as a Limited Partner.

11.5 Amended Certificate. The General Partner shall amend the Certificate to reflect each Transfer for which such amendment is required by law to be filed.

11.6 Deceased or Incompetent Individual Limited Partners. If any Limited Partner who is a natural person shall die or be adjudged by a court of competent jurisdiction to be incompetent to manage such Limited Partner’s person or property, such Limited Partner’s executors, administrators, guardians, conservators or other legal representatives shall, subject to Section 11.1, become assignees of such Limited Partner hereunder and shall succeed to all of the rights and obligations of such deceased or incompetent Limited Partner. Any Transferee of an Interest or portion thereof pursuant to this Section 11.6 not admitted as a Partner shall not be a Partner hereunder and shall have no rights under this Agreement other than to participate in distributions made to all Partners. Until the admission of its Transferee as a Partner, a Transferor of an Interest shall not be released from any obligations under this Agreement. Notwithstanding the foregoing, the provisions of Section 3.3 shall be fully applicable to Transferees of any Interest pursuant to this Section 11.6, and each such Transferee shall be treated as if it were a Limited Partner, and have the obligations of a Partner, for the limited purposes of such Section.

ARTICLE XII.

REMOVAL OF THE GENERAL PARTNER

12.1 Removal of the General Partner For Cause.

(a) If any of the following events shall occur (each a “General Partner For Cause Removal Event”): (i) the General Partner is grossly negligent or commits willful misconduct in the performance of its duties to the Partnership, (ii) the General Partner misappropriates funds from, or perpetrates a fraud upon, the Partnership, (iii) the General Partner or any of its Affiliates fails to make a Capital Contribution to the Partnership as required by this Agreement, or (iv) the General Partner engages in a material breach of this Agreement which has not been cured within thirty (30) days after the receipt of written notice of such breach by the General Partner from the Advisory Committee, then Limited Partners holding at least a majority of the LP Percentage Interests (the “General Partner Removing Limited Partners”) may deliver a written notice to the General Partner (the “General Partner Removal Notice”) setting forth a description of the relevant General Partner For Cause Removal Event(s) and stating that the General Partner shall be removed as the general partner of the Partnership.

(b) The General Partner may, but shall not be required to, submit the issue of whether or not a General Partner For Cause Removal Event has occurred for arbitration to a panel of three arbitrators (each of which shall be an attorney with at least ten (10) years of practice (at least five (5) of which must be predominantly in the area of partnership and/or real estate law) and who has served as an arbitrator in at least five JAMS arbitrations) in accordance with the applicable arbitration rules of JAMS. Each of the General Partner and General Partner Removing Limited Partners holding more than fifty percent (50%) of the Percentage Interests of all General Partner Removing Limited Partners shall appoint one arbitrator within ten (10) days from the time of the filing of the demand for arbitration (in the case of the claimant) and within ten (10) days of receipt of the demand (in the case of the respondent). The two arbitrators so selected shall select a third arbitrator within (10) days from the time the last of the two party-appointed arbitrators is selected and the names and addresses thereof shall be communicated to the General Partner, the General Partner Removing Limited Partners and JAMS. The applicable JAMS rules concerning failure to appoint shall govern the failure to appoint any arbitrator as provided herein. Arbitration shall be held at the offices of JAMS in Los Angeles, California or, if arbitration cannot be held there, at such other specific location in close proximity to Los Angeles, California, as may be agreed upon by the parties or decided by the arbitrators. Except as otherwise provided herein, any challenge to the validity, scope or binding nature of this arbitration clause shall be decided solely by the arbitrators. The arbitrators shall, to the fullest extent permitted by law, have the power to grant provisional remedies of all kinds, including orders in the nature of preliminary injunctions and orders requiring the posting of pre-award security, and to grant specific performance. The Partners understand that this agreement to arbitrate does not constitute a waiver of the right to seek a judicial forum where such a waiver would be void under federal securities laws. Notwithstanding any provision of the Agreement to the contrary, this Section 12.1(b) shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Uniform Arbitration Act (10 Del. C § 5701 et seq.) (the “Delaware Arbitration Act”). If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Section 12.1(b), including any

Commercial Arbitration Rules or rules of JAMS shall be invalid or unenforceable under the Delaware Arbitration Act or other applicable law, such invalidity shall not invalidate all of this Section 12.1(b). In that case, this Section 12.1(b) shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Section 12.1(b) shall be construed to omit such invalid or unenforceable provision.

12.2 Removal of the General Partner Without Cause. At any time after the second anniversary of the Initial Closing Date, Limited Partners holding seventy-five percent (75%) or more of the LP Percentage Interests may deliver a General Partner Removal Notice to the General Partner stating that the General Partner shall be removed as the General Partner without the occurrence of an event of cause as described in Section 12.1(a).

12.3 Effect of Removal of the General Partner. (a) In any case in which the General Partner has received a General Partner Removal Notice, the General Partner shall no longer (i) make any Capital Calls except to fund commitments of the Partnership existing on or before the date of receipt of such notice, to pay Partnership expenses, or to repay any outstanding Subscription Line Indebtedness, (ii) make any new commitments for Investments, or (iii) make any draw of Subscription Line Indebtedness. Upon the General Partner’s receipt of the General Partner Removal Notice, or if the General Partner is being removed pursuant to Section 12.1 and the issue of whether or not a General Partner For Cause Removal Event has occurred has been submitted to arbitration as provided in Section 12.1(b), upon the date of a decision by the arbitrators that a General Partner For Cause Removal Event has occurred, Limited Partners holding a majority of the LP Percentage Interests shall (A) elect a successor general partner to the Partnership (the “Successor General Partner”) and (B) elect either to continue the business of the Partnership or liquidate the assets of the Partnership.

(b) Upon the election of a Successor General Partner in accordance with the terms of Section 12.3(a), the Successor General Partner shall be admitted to the Partnership as a general partner of the Partnership upon its execution of a counterpart signature page to this Agreement effective as of the date of the removal of the General Partner. The Successor General Partner shall have all of the non-economic rights, powers and obligations of the former General Partner as the general partner of the Partnership under this Agreement. If the Partners elect to continue the business of the Partnership, the Successor General Partner shall do so; provided, however, that the Successor General Partner shall not cause or permit the Partnership to acquire any Investments other than Investments that were subject to a binding commitment on the date of removal. If the Partners elect to liquidate the assets of the Partnership, the Successor General Partner shall proceed to do so in an orderly manner.

(c) Upon the removal of the General Partner:

(i) the Investment Period shall terminate;

(ii) the General Partner shall forfeit its right to receive any fees not already due and payable; provided that, in the event of the removal of the General Partner pursuant to Section 12.2, the Partnership shall pay to the General Partner a termination fee equal to one hundred twenty (120) days’ Management Fees (calculated, and payable, as of the date of the termination of the General Partner);

(iii) if the removed General Partner is removed pursuant to Section 12.1:

(A) the removed General Partner shall be deemed admitted as a limited partner of the Partnership and shall have no right, other than rights generally possessed by all Limited Partners, to participate in the management of the business of the Partnership;

(B) subject to paragraph (D) below, the removed General Partner’s Carried Interest shall convert into and be deemed the right to receive one hundred percent (100%) of all future Carried Interest Distributions until the removed General Partner has received a cumulative amount of Carried Interest Distributions equal to sixty-two and one-half percent (62.5%) of the Fair Market Value of the Carried Interest immediately prior to the removal of the removed General Partner, but the removed General Partner shall have no right to receive any Carried Interest Distributions in excess of such amount; provided that any amount received by the removed General Partner (or any of its Affiliates) under this clause (B) shall be reduced, on a dollar-for-dollar basis, by the actual amount of direct Damages suffered by the Partnership in respect of the act or omission of the General Partner which constituted the grounds for removal of the General Partner pursuant to Section 12.1(a), but only to the extent that a court order of final adjudication establishes the amount of such Damages and determines that such Damages were primarily attributable to the General Partner For Cause Removal Event.

(C) subject to paragraph (D) below, the removed General Partner’s Capital Interest, if any, shall convert into and be deemed to be an Interest as a limited partner, and the removed General Partner and any Limited Partner that is an Affiliate of the General Partner shall continue to share as a Limited Partner in such Profits and Losses, to receive such distributions, to be subject to such Capital Calls and to receive such allocations of income, gain, loss, deduction or credit, to which the removed General Partner and such Limited Partner would have been entitled or obligated as a Limited Partner prior to such removal; and

(D) the Partnership shall have the right, but not the obligation, to redeem the removed General Partner’s Carried Interest and Capital Interest, if any, and the Interests of Affiliates of the removed General Partner for an aggregate amount equal to the Fair Market Value of such Interests immediately prior to the removal of the removed General Partner and either in cash promptly following removal or, at the election of the Partnership, by means of a promissory note that bears interest at the Prime Rate and requires payment in full by no later than six (6) months after the date for removal, provided that, no distributions may be made pursuant to Section 5.1 until the principal and interest under such promissory note have been paid in full; and provided further that any amount received by the removed General Partner (or any of its Affiliates) under this clause (D) shall be reduced, on a dollar-for-dollar basis, by the actual amount of direct Damages suffered by the Partnership in respect of the act or omission of the General Partner which constituted the grounds for removal of the General Partner pursuant to Section 12.1(a), but only to the extent that a court order of final adjudication establishes the amount of such Damages and determines that such Damages were primarily attributable to such act or omission by the General Partner;

(iv) if the removed General Partner was removed pursuant to Section 12.2, the Partnership shall redeem the Carried Interest and Capital Interest of the removed General Partner and the Interests of all Affiliates of the General Partner for an aggregate amount equal to the Fair Market Value of such Interests immediately prior to the removal of the removed General Partner payable either in cash promptly following removal or, at the election of the Partnership, by means of a promissory note that bears interest at the Prime Rate and requires payment in full by no later than six (6) months after the date for removal, provided that, no distributions may be made pursuant to Section 5.1 until the principal and interest under such promissory note have been paid in full; and

(v) the General Partner, its Affiliates and their respective members, partners, stockholders, officers and employees shall resign as a director, officer or manager of each other Vehicle and portfolio company in which the Partnership has invested, directly or indirectly; provided that such resignation will not violate the terms of any agreement to which such entity is a party or, in the reasonable judgment of the General Partner, cause material adverse harm to the Partnership, such Vehicle or such portfolio company.

(d) Nothing contained in this Article XII shall relieve the former General Partner from any liabilities of, or obligations to, the Partnership or any creditor thereof, or to any Partner, incurred or arising on or prior to the effective date of the removal of the General Partner and the former General Partner shall remain liable for same until the expiration of the applicable statute of limitations; provided that the former General Partner’s obligations to refund any Over-Distribution pursuant to Section 14.2 shall be limited to the amount of any Over-Distribution which the former General Partner would be required to refund pursuant to Section 14.2, had the assets of the Partnership been sold at Fair Market Value as of the date that the former General Partner is removed as the general partner of the Partnership.

12.4 Effect of the Bankruptcy of the General Partner. Unless otherwise removed in accordance with Sections 12.1 or 12.2, the Bankruptcy of the General Partner shall not cause the General Partner to cease to be the general partner of the Partnership.

ARTICLE XIII.

EXCLUSIVITY

13.1 Investment Exclusivity. During the Exclusivity Period, the General Partner and its Affiliates shall not acquire for renovation or development for their own account or the account of any client other than the Partnership any property for which it is intended on the date of acquisition that a LEED certification will be obtained without the prior approval of the Advisory Committee; except for the following:

(a) Properties owned by the General Partner or its Affiliates or any client thereof on or before the Formation Date, or for which any such Person had entered into a commitment to purchase on or before such date;

(b) Investments made for occupational or personal use by the General Partner or its Affiliates; and

(c) Investments which have a cost of less than $25 million each.

Notwithstanding the foregoing, the General Partner and its Affiliates may acquire for renovation or development for their own account or the account of any client other than the Partnership any property for which it is intended on the date of acquisition that a LEED certification will be obtained in the event that the Partnership has first been offered the opportunity to invest in such property and the Advisory Committee has rejected the Partnership’s investment in such property pursuant to Section 6.6(c) hereof.

13.2 Other Funds. During the period commencing on the Initial Closing Date and ending on the earlier of (i) the end of the Investment Period and (ii) the first date on which seventy-five percent (75%) or more of Capital Commitments have been drawn and/or committed or allocated to Investments (excluding Interim Investments) or to the payment of Operating Expenses, (A) the Partnership shall serve as the exclusive vehicle in which the General Partner or its Affiliates shall invest in Investments, and (B) none of the General Partner or its Affiliates shall advise or act as a primary source of transactions on behalf of another pooled investment vehicle with the similar investment strategy as the Partnership.

ARTICLE XIV.

DISSOLUTION

14.1 Events of Dissolution.

(a) The Partnership shall be dissolved upon the first to occur of:

(i) the date that the General Partner, with the consent of Limited Partners holding at least sixty-six percent (66%) of the LP Percentage Interests, elects to dissolve the Partnership;

(ii) the date that Limited Partners holding at least seventy-five percent (75%) of the LP Percentage Interests elects to dissolve the Partnership;

(iii) the expiration of the Term of the Partnership;

(iv) the sale or other disposition of all or substantially all of the assets of the Partnership and the collection of the proceeds therefrom, which the General Partner shall accomplish within the Term (including any extensions thereof);

(v) the removal of the General Partner (unless a replacement general partner is admitted to the Partnership in accordance with Section 12.3 hereof) or the occurrence of any other event that causes the General Partner to cease to be the general partner of the Partnership under the Act, unless the Partnership is continued without dissolution in accordance with the Act;

(vi) at any time there are no limited partners of the Partnership, unless the Partnership is continued without dissolution in accordance with the Act; and

(vii) the entry of a decree of judicial dissolution under Section 17-802 of the Act.

(b) Following the dissolution of the Partnership, the General Partner (or liquidating trustee) shall liquidate the assets of the Partnership as promptly as shall be practicable and in a commercially reasonable manner. The proceeds of such liquidation shall be applied in the following order of priority:

(i) first, to the satisfaction (whether by payment or the reasonable provision for payment) of debts and liabilities of the Partnership, including the establishment of any reserves that the General Partner may deem reasonably necessary to satisfy any contingent liabilities of the Partnership, and the satisfaction of the costs and expenses of the dissolution and liquidation; and

(ii) then, to the Partners in accordance with Section 5.1(b).

(c) The Partners intend that the allocation provisions contained in this Section 14.1 will result in distributions to each Partner upon the liquidation of the Partnership in accordance with this Section 14.1 that are the same as the distributions that would have been made at such time in accordance with Section 5.1. However, if upon the liquidation of the Partnership, the Capital Accounts of the Partners are in such ratios or balances that the distributions to be made under Section 14.1 would not be the same as those that would have been made at such time in accordance with Section 5.1, then the General Partner (or the liquidating trustee) shall first make or shall cause to be made one or more special allocations of Net Income, Net Loss, gross income, gain, loss and/or deduction between or among the Partners (including by effecting reallocations for prior years and amending prior tax returns to reflect the same) so that, to the extent possible, the Capital Account balance of each Partner will have a balance prior to distribution under Section 14.1 equal to the amount of the distributions that would have been made at such time to such Partner under Section 15.1; provided, however, that any such allocation or reallocation shall be made only to extent such allocation conforms with the fractions rule.

14.2 Final Accounting; Clawback. Within 120 days after the disposition of the last Investment held by the Partnership and the distribution of the Net Distributable Cash arising from such disposition pursuant to Sections 5.1 and 14.1(b) hereof, the General Partner shall, after consulting with the Partnership’s independent public accountants, determine whether the General Partner has received, over the life of the Partnership, any Over-Distribution with respect to any Limited Partner. For purposes hereof, an “Over-Distribution” shall mean, with respect to any Limited Partner (i) in the event that such Limited Partner has not received, over the life of the Partnership, a return of all of such Limited Partner’s Capital Contributions plus an amount equal to an annual rate of nine percent (9%), compounded annually, on such Partner’s aggregate unreturned Capital Contributions allocable to all of the Partnership’s Investments, then the Over-Distribution shall be an amount equal to the aggregate amount of Carried Interest Distributions received by the General Partner with respect to such Limited Partner, and (ii) in the event that the General Partner has received, over the life of the Partnership, an aggregate amount of Carried Interest Distributions with respect to such Limited Partner which exceeds the amount of Carried Interest Distributions that the General Partner would have received if the Carried Interest

Distributions had been determined with respect to all of the Partnership’s Investments taken as a whole, then the Over-Distribution shall be an amount equal to the amount of such excess. In the event that both clauses (i) and (ii) above are applicable with respect to any Limited Partner, the Over-Distribution shall be the greater of the amounts determined under clauses (i) and (ii) above. Notwithstanding the foregoing, in no event shall the amount of the Over-Distribution with respect to any Limited Partner exceed the aggregate amount of Carried Interest Distributions received by the General Partner with respect to such Limited Partner. As soon as practicable after determining the amount of any such Over-Distribution (or the absence of any Over-Distribution), but in all events within thirty (30) days after making such determination, the General Partner shall provide notice thereof to the applicable Limited Partner(s), which notice shall set forth in reasonable detail the amount and manner of computation of such Over-Distribution and the General Partner shall pay the amount of such Over-Distribution to the Partnership (and to the extent that the General Partner is entitled to any liquidating distributions pursuant to Section 14.1(b), such distributions shall be offset against the Over-Distribution), which shall then be promptly distributed by the Partnership to the applicable Limited Partner(s) in accordance with Section 14.1(b) hereof. Such payment of any Over-Distribution shall not be considered a Capital Contribution to the Partnership by the General Partner. The obligation of the General Partner under this Section 14.2 to make payment to the Partnership shall be considered undertaken, in a transaction governed by Section 707(a)(1) of the Code, in order to induce the tax exempt Limited Partners to participate in the Partnership. Accordingly, the payment by the General Partner pursuant to this Section 14.2 shall be considered additional proceeds with respect to the disposition of the Partnership’s assets in connection with the dissolution of the Partnership, reflected in the calculation of gain or loss of the Partnership, in the nature of residual value insurance or proceeds of a cash-settled put option issued to the Partnership.

14.3 Cancellation of Certificate. Upon the dissolution of the Partnership and the completion of the winding up of the Partnership, the General Partner shall cause the cancellation of the Certificate and shall take such other actions as may be necessary or appropriate to terminate the Partnership. Except as set forth in Section 14.5, upon cancellation of the Certificate in accordance with the Act, the Partnership and this Agreement shall terminate.

14.4 Compliance With Timing Requirements of Regulations. If the Partnership is “liquidated” within the meaning of Section 1.704-l(b)(2)(ii)(g) of the Treasury Regulations, distributions shall be made pursuant to this Article (if such liquidation constitutes a dissolution of the Partnership) or Article V hereof (if it does not). In the sole discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the General Partner and the Limited Partners pursuant to the preceding sentence may be:

(a) distributed to a trust established for the benefit of the General Partner and the Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership; provided that, subject to the provisions of Section 5.1(f), the assets of any such trust shall be distributed to the General Partner and the Limited Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and the Limited Partners pursuant to this Agreement; or

(b) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership; provided that such withheld amounts shall be distributed to the General Partner and the Limited Partners as soon as practicable.

14.5 Termination. Upon the cancellation of the Certificate of the Partnership in accordance with the Act, this Agreement shall terminate (other than Sections 9.1(b) and 16.13 hereof, which shall survive for periods of three (3) years and one (1) year, respectively, following the dissolution of the Partnership).

ARTICLE XV.

NOTICES; POWER OF ATTORNEY

15.1 Method of Notice. All notices required to be delivered hereunder shall be in writing and must be delivered either by hand in person, by facsimile transmission, by U.S. certified mail, return receipt requested, or by nationally recognized overnight delivery service (receipt request) and shall be deemed given when so delivered by hand (with written confirmation of receipt), sent by facsimile transmission (with confirmation of receipt of transmission from sender’s equipment) or, if mailed by U.S. certified mail, three days after the date of deposit in the U.S. mail, or if delivered by overnight delivery service, when received by the addressee, in each case at the appropriate addresses set forth below (or to such other addresses as a party may designate for that purpose upon fifteen (15) days written notice to the other party).

If to the Partnership (c/o TPG) or to the General Partner at:

c/o Thomas Properties Group, L.P.

City National Plaza

515 South Flower Street

Sixth Floor

Los Angeles, CA 90071

Attn: James A. Thomas

Fax: [            ]

with a copy to:

Paul, Hastings, Janofsky &Walker LLP

75 East 55th Street

New York, NY 10022

Attn: Lawrence J. Hass

Fax: (212) 319-4090

If to a Limited Partner, to such Limited Partner at such Limited Partner’s address set forth on the signature page of the Subscription Agreement between such Limited Partner and the Partnership.

15.2 Routine Communications; Wire Transfers. Notwithstanding the provisions of Section 15.1 hereof, routine communications such as distribution checks or financial statements of the Partnership may be sent by first-class mail, postage prepaid. The Partnership shall cause distributions to be made by means of wire transfer to any Partner who requests the same and who provides the Partnership with wire transfer instructions or by such other electronic means as are agreed to by the Partnership and such Partner.

15.3 Computation of Time. In computing any period of time under this Agreement, the day of the act or event from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day, in which event the period shall run until the end of the next day that is a Business Day.

15.4 Power of Attorney. Each Limited Partner does hereby constitute and appoint the General Partner, and any officer, partner or representative of the General Partner acting on its behalf from time to time, as such Limited Partner’s true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, deliver and file (a) any amendment to the Certificate required by the Act because of an amendment to this Agreement or in order to effectuate any change in the Partners of the Partnership, (b) any amendment to this Agreement permitted to be made by the General Partner pursuant to Section 16.2 hereof; provided, however, that if such amendment is stated in Section 16.2 hereof to be an amendment which requires the prior written consent (or other specified approval) of the affected Limited Partner, Limited Partners holding more than fifty percent (50%) of the LP Percentage Interests, Limited Partners holding sixty-six percent (66%) or more of the LP Percentage Interests or all of the Limited Partners, as the case may be, such prior written consent (or such other specified approval) must be obtained, (c) any and all financing statements, continuation statements and other documents necessary or desirable to create, perfect, continue or validate any security interest granted by such Limited Partner or to exercise or enforce the Partnership’s rights hereunder with respect to such security interest, and (d) all such other instruments, documents and certificates which may from time to time be required by the laws of the United States, the State of Delaware or any other state, or any political subdivision or agency thereof, to effectuate, implement and continue the valid and subsisting existence of the Partnership and its power to carry out its purposes as set forth in this Agreement or to dissolve and terminate the Partnership in accordance with the Act. The General Partner shall deliver a copy of each document executed pursuant to this power of attorney to each Partner in whose name such document was executed. This power of attorney may be exercised by such attorney-in-fact for all Limited Partners (or any of them) by a single signature of the General Partner acting as attorney-in-fact with or without listing all of the Limited Partners executing an instrument. Insofar as possible pursuant to applicable law, the power of attorney granted hereby is irrevocable. This power of attorney is coupled with an interest and shall survive the subsequent incapacity, disability or dissolution of the Limited Partner granting such power.

ARTICLE XVI.

GENERAL PROVISIONS

16.1 Entire Agreement. This Agreement, the Subscription Agreements and, as between any Limited Partner party to a Side Letter, on the one hand, and the General Partner and the Partnership, on the other hand, such Side Letter, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede any prior agreement or understanding among the parties hereto with respect to the subject matter hereof or thereof.

16.2 Amendments and Waivers. Except as required by law or as otherwise set forth expressly in this Agreement, this Agreement and the Certificate may be amended, or any term provision or requirement of this Agreement may be waived, by the General Partner from time to time with the approval of Limited Partners holding sixty-six and two-thirds percent (66 2/3%) of the LP Percentage Interests; provided, however, that amendments or waivers which do not adversely affect the Limited Partners or the Partnership, as determined by the General Partner in its sole and reasonable discretion, may be made from time to time by the General Partner in its sole discretion without the prior written consent of any of the Limited Partners to: (a) admit any Person to the Partnership as a Limited Partner pursuant to the terms of this Agreement; (b) amend any provision of this Agreement and the Certificate which requires any action to be taken by or on behalf of the General Partner or the Partnership pursuant to requirements of Delaware law if the provisions of Delaware law are amended, modified or revoked so that the taking of such action is no longer required; (c) take such action in light of changing regulatory conditions or of the then current ERISA or Investment Company Act regulations, as the case may be, as is necessary in order to permit the Partnership to continue in existence on the basis contemplated by this Agreement; (d) add to the representations, duties or obligations of the Partnership or the General Partner, or to surrender any right granted to the Partnership or the General Partner herein, for the benefit of the Limited Partners; (e) correct any clerical mistake herein or in the Certificate or correct any printing, stenographic or clerical errors, or omissions, which shall not be inconsistent with the provisions of this Agreement or the status of the Partnership as a partnership for federal income tax purposes; and (f) change the name of the Partnership or to make any other change or take any action which is for the benefit of, or not adverse to the interests of, the Limited Partners. Notwithstanding the foregoing, no amendment or waiver shall: (i) require additional Capital Contributions of any Limited Partner (other than as provided in this Agreement), increase the liability of any Limited Partner beyond the liability of such Limited Partner set forth in this Agreement, or adversely affect the limited liability of any Limited Partner, in each case, without the written consent of the affected Partner or (ii) without the approval of all Partners, amend or waive this Section or any provision thereof. The General Partner shall give prompt written notice to all of the Limited Partners of any amendments or waivers effected pursuant to this Section.

16.3 Approvals. Except as otherwise expressly provided for herein, whenever the General Partner desires to take any action which requires the consent or approval of all or a portion of the Limited Partners, the General Partner shall give written notice thereof to each Partner from which any consent or approval is required describing the proposed action. Except as otherwise specifically provided herein and to the extent permitted by applicable law, each

Partner agrees that the written approval of Partners holding the required Percentage Interests shall bind the Partnership and each Partner and shall have the same legal effect as the written approval of each Partner, for purposes of granting the approval of the Partners with respect to any proposed action of the Partnership, the General Partner or any of their respective Affiliates. The General Partner shall give prompt written notice to all the Limited Partners of any approvals received from Partners holding the required Percentage Interests pursuant to this Agreement. Each Limited Partner further agrees that for purposes of any vote a Defaulting Limited Partner’s Percentage Interest will not be included in the numerator or denominator for purposes of calculating the percentage required for any approval.

16.4 Side Letters. Notwithstanding any provisions of this Agreement (including Section 16.2 hereof) or of any Subscription Agreement to the contrary, it is hereby acknowledged and agreed that the Partnership, and the General Partner on its own behalf or on behalf of the Partnership, may, without the approval of any Limited Partner, enter into a side letter or similar agreement (each, a “Side Letter”) with, or deliver a Side Letter to, an existing or prospective Limited Partner who becomes a Limited Partner (a “Side Letter Partner”) which has the effect of establishing rights under, or altering or supplementing the terms of, this Agreement or of a Subscription Agreement between such Side Letter Partner and the Partnership. The parties hereto agree that any terms contained in a Side Letter shall govern with respect to such Side Letter Partner notwithstanding the provisions of this Agreement or of any Subscription Agreement.

16.5 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws.

16.6 Captions. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16.7 Successors. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

16.8 Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in an way be affected or impaired thereby.

16.9 Gender and Number. Whenever required by the context hereof, the singular shall include the plural and the plural shall include the singular. The masculine gender shall include the feminine and neuter genders.

16.10 Third-Party Rights. Each Covered Person shall be deemed a third party beneficiary of the provisions of Article IX hereof. Subject to the foregoing, nothing in this Agreement shall be deemed to create any right in any Person not a party hereto (other than any Subscription Line Lender and the permitted successors and assigns of the parties hereto) and this

Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party (except as aforesaid).

16.11 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

16.12 Confidentiality.

(a) Unless otherwise approved in writing by the General Partner, each Limited Partner agrees to keep confidential, and not to make any use of (other than for purposes reasonably related to its Interest in the Partnership or for purposes of filing such Limited Partner’s tax returns or for other routine matters required by law) or to disclose to any Person, any information or matter relating to the Partnership and its affairs and any information or matter related to any Investment (other than disclosure to such Limited Partner’s owners, employees, agents, advisors or representatives (each such Person being hereinafter referred to as an “LP Authorized Representative”), except that a Person who is not subject to the direction or control of such Limited Partner will not constitute an LP Authorized Representative unless such Person shall agree for the benefit of the Partnership and the General Partner to be bound by a confidentiality undertaking on substantially the same terms as set forth in this Section 16.12(a)); provided that such Limited Partner and its LP Authorized Representatives may make such disclosure to the extent that (i) the information being disclosed is publicly known at the time of any proposed disclosure by such Limited Partner or LP Authorized Representative, (ii) the information subsequently becomes publicly known through no act or omission of such Limited Partner or LP Authorized Representative, (iii) the information otherwise is or becomes legally known to such Limited Partner other than through disclosure by the General Partner or the Partnership, (iv) such disclosure, in the opinion of legal counsel (which may be inside counsel) of such Limited Partner or LP Authorized Representative, is required by law or (v) such disclosure is in connection with any litigation or other proceeding between any Limited Partner and the General Partner or the Partnership; provided further that each Limited Partner will be permitted, after notice to the General Partner, to correct any false or misleading information which may become public concerning such Limited Partner’s relationship to the General Partner, the Partnership or any Person in which the Partnership holds, or contemplates acquiring, an Investment. Prior to making any disclosure required by law, each Limited Partner shall notify the General Partner of such disclosure and advise the General Partner as to the opinion referred to above. Prior to any disclosure to any LP Authorized Representative, each Limited Partner shall advise such LP Authorized Representative of the obligations set forth in this Section 16.12(a), inform such LP Authorized Representative of the confidential nature of such information and direct such LP Authorized Representative to keep all such information in the strictest confidence and to use such information only for purposes relating to such Limited Partner’s Interest. Notwithstanding any foregoing provision to the contrary, each Limited Partner and its LP Authorized Representatives may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of its investment in the Partnership and of any transactions entered into by the Partnership, and all materials of any kind (including opinions or other tax analyses) that are provided to the Limited Partner relating to such tax treatment and tax structure, except to the extent maintaining confidentiality is necessary to comply with any applicable federal or state securities laws.

(b) The General Partner agrees to keep confidential, and not to make any use of, nor to disclose to any Person, any information relating to a Limited Partner provided to the General Partner by the Limited Partner in connection with the establishment or operation of the Partnership (other than disclosure to the General Partner’s owners, employees, agents, advisors or representatives (each such Person being hereinafter referred to as a “GP Authorized Representative”)); provided that the General Partner and the GP Authorized Representatives may make such disclosure to the extent that (i) the information being disclosed is publicly known at the time of any proposed disclosure by the General Partner or the GP Authorized Representative, (ii) the information subsequently becomes publicly known through no act or omission of the General Partner or the GP Authorized Representative, (iii) the information otherwise is or becomes legally known to the General Partner or the GP Authorized Representative, other than through disclosure by the Limited Partner, (iv) such disclosure, in the opinion of legal counsel (which may be inside counsel) of the General Partner or the GP Authorized Representative, is required by law, (v) such disclosure is in connection with any litigation or other proceeding between any Limited Partner and the General Partner or the GP Authorized Representative or (vi) such disclosure or use is reasonably related to the General Partner’s activities in such capacity (including any disclosure to any Subscription Line Lender); provided further that the General Partner will be permitted, after notice to the relevant Limited Partner, to correct any false or misleading information which may become public concerning such Limited Partner’s relationship to the Partnership, the General Partner or any Person in which the Partnership holds, or contemplates acquiring, any Investment; and provided further, that the General Partner is permitted, without notice to or consent of the relevant Limited Partner, to disclose the name of such Limited Partner, the fact that such Limited Partner holds an Interest in the Partnership and the amounts of such Limited Partner’s Capital Commitment and Capital Contributions to the Subscription Line Lenders, their agents and the other Partners. Prior to making any disclosure required by law, the General Partner shall notify the relevant Limited Partner of such disclosure and advise such Limited Partner as to the opinion referred to above. Prior to any disclosure to any GP Authorized Representative, the General Partner shall advise such GP Authorized Representative of the obligations set forth in this Section 16.12(b), inform such GP Authorized Representative of the confidential nature of such information and direct such GP Authorized Representative to keep all such information in the strictest confidence.

(c) The provisions of this Section 16.12 will survive for a period of one year from the date of dissolution of the Partnership. The provisions of this Section 16.12 were negotiated in good faith by the parties hereto and the parties hereto agree that such provisions are reasonable and are not more restrictive than is necessary to protect the legitimate interests of the Partners and the Partnership.

16.13 Service of Process. EACH PARTNER HEREBY IRREVOCABLY CONSENTS TO THE FULLEST EXTENT PERMITTED BY LAW TO THE SERVICE OF PROCESS BY THE MAILING OF COPIES THEREOF, BY CERTIFIED MAIL (RETURN RECEIPT REQUESTED), TO SUCH PARTY AT ITS ADDRESS AS SET FORTH IN SECTION 15.1 HEREOF, SUCH SERVICE TO THE FULLEST EXTENT PERMITTED BY LAW TO BE DEEMED EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF ANY PARTY TO

BRING PROCEEDINGS AGAINST ANY OTHER PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

16.14 Trial. EACH OF THE PARTNERSHIP AND EACH PARTNER HEREBY WAIVES SUCH PARTY’S RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE APPLICABLE SUBSCRIPTION AGREEMENT(S) BETWEEN THE PARTNERSHIP AND SUCH PARTNER, ANY INVESTOR LETTER OF SUCH PARTNER REFERRED TO IN SUCH SUBSCRIPTION AGREEMENT(S), ANY SIDE LETTER BETWEEN THE PARTNERSHIP AND SUCH PARTNER AND ALL OTHER DOCUMENTS OR TRANSACTIONS AND ANY OTHER DEALINGS BETWEEN THE PARTNERSHIP AND SUCH PARTNER RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF. EACH OF THE PARTNERSHIP AND THE PARTNER ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTNERSHIP AND EACH PARTNER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S DECISION TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, THE APPLICABLE SUBSCRIPTION AGREEMENT(S) BETWEEN THE PARTNERSHIP AND SUCH PARTNER, ANY SIDE LETTER BETWEEN THE PARTNERSHIP AND SUCH PARTNER AND ALL OTHER DOCUMENTS OR TRANSACTIONS AND ANY OTHER DEALINGS BETWEEN THE PARTNERSHIP AND SUCH PARTNER RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF AND THAT EACH PARTY WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF THE PARTNERSHIP AND EACH PARTNER FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THAT THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE APPLICABLE SUBSCRIPTION AGREEMENT(S) BETWEEN THE PARTNERSHIP AND SUCH PARTNER, ANY SIDE LETTER BETWEEN THE PARTNERSHIP AND SUCH PARTNER AND ALL OTHER DOCUMENTS OR TRANSACTIONS AND ANY OTHER DEALINGS BETWEEN THE PARTNERSHIP AND SUCH PARTNER RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

THE GENERAL PARTNER:

THOMAS HPGF-GP, LLC

By:	/s/ James A. Thomas
Name: James A. Thomas
Title: Chief Executive Officer and President

THE LIMITED PARTNERS:

The Limited Partners listed on the Schedule of Partners have signed this Agreement by their signature on their respective Subscription Agreements by which they acquired Interests in the Partnership as Limited Partners.

ACKNOWLEDGED AND AGREED, with respect to Section 11.2 hereof, as of the date first written above.

THOMAS PROPERTIES GROUP, INC.

By:	/s/ James A. Thomas
Name: James A. Thomas
Title: Chief Executive Officer and President

-i-

EXHIBIT A

FORM OF SUBSCRIPTION AGREEMENT

EXHIBIT B

SCHEDULE OF PARTNERS

Partner	Capital Commitment	Percentage Interest
Thomas HPGF-GP, LLC	$50,000,000	33.333%
CalSTRS	$100,000,000	66.667%
Total:	$150,000,000	100%

EXHIBIT C

ILLUSTRATION OF MANAGEMENT FEES

EXHIBIT D

FORM OF CONTRACT WITH AFFILIATES